UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☐
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
Carver Bancorp, Inc.
_________________________________________________________________________
(Name of Registrant as Specified In Its Charter)
_________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
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____________________________________________________________________

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 25, 2011
GENERAL INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL ONE
PROPOSAL TWO
PROPOSAL THREE
PROPOSAL FOUR
BACKGROUND INFORMATION ON PROPOSALS
SELECTED SUMMARY PRO FORMA FINANCIAL INFORMATION
PROPOSAL FIVE
PROPOSAL SIX
PROPOSAL SEVEN
PROPOSAL EIGHT
PROPOSAL NINE
PROPOSAL TEN
CORPORATE GOVERNANCE
COMPENSATION DISCUSSION AND ANALYSIS
SUMMARY COMPENSATION TABLE AT FISCAL YEAR END 2011
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2011
NON QUALIFIED DEFERRED COMPENSATION PLANS
DIRECTOR COMPENSATION
ADDITIONAL INFORMATION

September 15, 2011

Dear Stockholder:
You are cordially invited to attend the annual meeting of stockholders of Carver Bancorp, Inc. (“Carver”), the holding company for Carver Federal Savings Bank, which will be held on Tuesday, October 25, 2011, 10:00 a.m., at the Studio Museum in Harlem, 144 West 125th Street, New York, New York (the “Annual Meeting”). We invite you to join members of our Board of Directors and Management Team for light refreshments beginning at 9:30 a.m.
With this letter, we are including the Notice of Annual Meeting of Stockholders, the proxy statement, the proxy card and our 2011 Annual Report. The attached Notice of Annual Meeting of Stockholders and proxy statement describe the formal business to be transacted at the Annual Meeting. Directors and officers of Carver, as well as representatives of KPMG LLP, the accounting firm appointed by the Finance and Audit Committee of the Board of Directors to be Carver's independent auditors for the fiscal year ending March 31, 2012, will attend the Annual Meeting. In addition, management will report on the operations and activities of Carver, and there will be an opportunity for you to ask questions about Carver's business.
The matters currently before Carver's stockholders will determine the course of our institution's future. As you know, the past two years have been among the most challenging Carver has faced, following the recession experienced in national and in local markets. On June 29, 2011 Carver completed a critical first step for our future, a $55 million capital raise designed to address risk in the balance sheet and strengthen the Company's regulatory capital ratios. However, this capital will not be effective unless certain critical matters are approved by stockholders on October 25, 2011. Some of the implications of Carver's recapitalization are understandably of concern, including significant dilution of existing stockholders and a large ownership position by the United States Department of the Treasury. The Board of Directors reviewed the options available to Carver, and concluded that the strategy before you, is the best available to Carver. As fellow stockholders, we urge each of you to vote “FOR” each of the proposals outlined below.

The Board of Directors of Carver recommends a vote:

•	“FOR” all nominees for election as director (“Proposal One”);

•	“FOR” the ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending March 31, 2012 (“Proposal Two”);

•	“FOR” the advisory (non-binding) approval of compensation of named executive officers (“Proposal Three”);

•	“FOR” the amendment to the Certificate of Incorporation to effect a 1-for-15 reverse stock split (“Proposal Four”);

•	“FOR” the amendment to the Certificate of Incorporation increasing the number of authorized shares of common stock (“Proposal Five”);

•	“FOR” the conversion of the 55,000 shares of Series C Preferred Stock into shares of common stock and Series D Preferred Stock (“Proposal Six”);

•	“FOR” the issuance of up to 45,104 shares of Series D Preferred Stock (“Proposal Seven”);

•	“FOR” the subsequent conversion of the Series D Preferred Stock into shares of common stock in the event of certain transfers (“Proposal Eight”);

•	“FOR” the exchange of 18,980 shares of Series B Preferred Stock held by the United States Department of the Treasury for shares of common stock (“Proposal Nine”); and

•
“FOR” the amendment to the Certificate of Incorporation that will permit the United States Department of the Treasury to vote shares of common stock in excess of 10% of Carver's outstanding common stock (“Proposal Ten”).

You may vote by telephone or over the Internet, as well as by using the traditional proxy card. See the enclosed proxy card or page 2 of the attached proxy statement for instructions on these methods of voting.
Proposal Five through Proposal Ten are related to the previously disclosed recapitalization involving the sale of $55.0 million of preferred stock to several institutional investors. The additional capital will allow Carver to exceed regulatory capital requirements, address potential risk in its loan portfolio, transition from the impact of the recession and invest in opportunities to return to profitability. The Board of Directors believes these proposals are in the best interests of our stockholders and recommends a “FOR” vote for each proposal. If Proposal Four is approved, it will be unnecessary to increase the number of authorized shares of common stock. Accordingly, if Proposal Four is approved, then the increase in authorized shares of common stock set forth in Proposal Five will not be effected, even if Proposal Five is approved. The approvals of Proposal Five, Proposal Six, Proposal Seven, Proposal Eight, Proposal Nine and Proposal Ten are each conditioned upon the approval of the others; provided, that the approval of Proposal Six, Proposal Seven, Proposal Eight, Proposal Nine and Proposal Ten will not be conditioned upon approval of Proposal Five if Proposal Four is approved. Accordingly, a vote against any one of these Proposals (including any abstentions and, with respect to Proposal Five and Proposal Ten, broker non-votes) will have the same effect as a vote against each of the other Proposals. It is important that you cast a vote with respect to each proposal, and the Board of Directors strongly urges shareholders to affirmatively vote “FOR” each of the following proposals.
The Board of Directors, management and employees of Carver thank you for your ongoing support and continued interest in Carver. We hope that you will join us at the Annual Meeting.

Sincerely yours,

/s/ Deborah C. Wright
Deborah C. Wright Chairman and Chief Executive Officer
Your vote is important. Please complete, sign and return the enclosed proxy card or vote by telephone promptly, whether or not you plan to attend the Annual Meeting.

ATTENTION STOCKHOLDERS OF CARVER BANCORP, INC.

Proposal Seven of the enclosed Proxy Statement requests your approval of the issuance of 45,104 shares of Series D Preferred Stock.

Proposal Seven and all references to Proposal Seven are amended to request your approval of the issuance of 45,114 shares of Series D Preferred Stock.

The Board of Directors Recommends a Vote “FOR”
all of the proposals set forth in the Proxy Statement,
including the Issuance of up to 45,114 Shares of Series D Preferred Stock.

CARVER BANCORP, INC.
75 West 125th Street
New York, New York 10027-4512

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 25, 2011
NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Carver Bancorp, Inc. (“Carver”) will be held on October 25, 2011, at 10:00 a.m., at the Studio Museum in Harlem, 144 West 125th Street, New York, New York.
At the Annual Meeting, stockholders will be asked to consider and vote upon the following matters. Carver is required to present Proposals 5 - 10 pursuant to various stock purchase agreements related to the June 29, 2011 sale by Carver of $55 million of its Series C Preferred Stock, and each of Proposals 5 - 10 is conditioned upon the approval of each of remaining Proposals 5 - 10.

1.	To elect two directors, each to serve for a three-year term and until their respective successors have been elected and qualified;

2.	To ratify the appointment of KPMG LLP as independent auditors for Carver for the fiscal year ending March 31, 2012;

3.	Advisory (non-binding) approval of compensation of named executive officers as determined by the Compensation Committee;

4.
To approve an amendment to the Certificate of Incorporation to effect a reverse stock split pursuant to which each 15 shares of Carver's outstanding common stock will be converted into one share of common stock (with stockholders entitled to receive a cash payment in lieu of any fractional shares that is equal to the closing price on the day immediately prior to the effective date of the amendment, which we expect to be October 26, 2011);

5.
To approve an amendment the Certificate of Incorporation to increase the number of shares of authorized common stock from 10,000,000 to 150,000,000 (if Proposal 4 is approved, the amendment set forth in Proposal 5 will not be effected, even if Proposal 5 is approved);

6.
To approve the conversion of 55,000 shares of Series C Preferred Stock into 18,154,526 shares of common stock (or into 1,210,302 shares of common stock if Proposal 4 is approved) and 45,104 shares of Series D Preferred Stock;

7.	To approve the issuance of up to 45,104 shares of Series D Preferred Stock;

8.
To approve the subsequent conversion of up to 45,104 shares of Series D Preferred Stock into up to 82,744,450 shares of common stock in the event of certain transfers (or into 5,516,297 shares of common stock if Proposal 4 is approved);

9.
To approve the exchange of 18,980 shares of Series B Preferred Stock held by the United States Department of the Treasury for 34,819,299 shares of common stock (or for 2,321,287 shares of common stock if Proposal 4 is approved); and

10.
To approve an amendment to the Certificate of Incorporation that will permit the United States Department of the Treasury to vote shares of common stock in excess of 10% of Carver's outstanding common stock.

If any other matters properly come before the Annual Meeting, including, among other things, a motion to adjourn or postpone the Annual Meeting to another time or place or both for the purpose of soliciting additional proxies or otherwise, the persons named in the accompanying proxy card will vote the shares represented by all properly executed proxies on such matters using their best judgment. As of the date of the proxy statement, Carver's management is not aware of any other such business.
The Board of Directors has fixed September 6, 2011 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. Only stockholders of Carver as of the close of business on the record date will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof. A list of stockholders entitled to vote at the Annual Meeting will be available at Carver

Federal Savings Bank, 75 West 125th Street, New York, New York, for a period of twenty days prior to the Annual Meeting and will also be available at the Annual Meeting.
Please promptly sign, date and return the enclosed Proxy Card or vote by Telephone at 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone or via the internet at www.voteproxy.com and follow the instructions. Please have your proxy card available when you call or access the web page and use Carver Number and Account Number shown on your proxy card. You may revoke the proxy at any time prior to its exercise in the manner described in the attached proxy statement.

By Order of the Board of Directors,

/s/ Sonya L. Crosswell
Sonya L. Crosswell Vice President, Corporate Secretary and Assistant General Counsel

September 15, 2011

CARVER BANCORP, INC.
75 West 125th Street
New York, New York 10027-4512
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
October 25, 2011
GENERAL INFORMATION

General
This proxy statement and accompanying proxy card are being furnished to stockholders of Carver Bancorp, Inc. in connection with the solicitation of proxies by the Board of Directors of Carver to be used at the annual meeting of stockholders that will be held on Tuesday, October 25, 2011, at 10:00 a.m., at the Studio Museum in Harlem, 144 West 125th Street, New York, New York, and at any adjournment or postponement thereof (the “Annual Meeting”). The accompanying Notice of Annual Meeting and proxy card, and this proxy statement, are first being mailed to stockholders on or about September 15, 2011.
Carver Bancorp, Inc., a Delaware corporation, operates as a savings and loan holding company for Carver Federal Savings Bank. In this proxy statement, we refer to Carver Bancorp, Inc. as “Carver” and Carver Federal Savings Bank as “Carver Federal” or the “Bank.”
Important notice regarding the availability of proxy materials for the October 25, 2011 Annual Meeting of Stockholders: The Proxy Statement for the October 25, 2011 Annual Meeting of Stockholders is available at http://www.carverbank.com/proxy.
Who Can Vote
The Board of Directors of Carver has fixed the close of business on September 6, 2011 as the record date for determining stockholders entitled to receive notice of and to vote at the Annual Meeting. Only stockholders of record at the close of business on that date will be entitled to vote at the Annual Meeting. As of the close of business on September 6, 2011, the outstanding voting stock of Carver consisted of 2,490,008 shares of common stock, par value $.01 per share (“Common Stock” or “Voting Stock”). The holders of record of a majority of the total number of votes eligible to be cast in the election of directors represented in person or by proxy at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting.
How Many Votes You Have
Each holder of shares of Common Stock outstanding on September 6, 2011 will be entitled to one vote for each share held of record (other than Excess Shares, as defined below) upon each matter properly submitted at the Annual Meeting. As provided in Carver's Certificate of Incorporation, record holders of Voting Stock on behalf of a person who beneficially owns in excess of 10% of the outstanding shares of Voting Stock (“Excess Shares”) shall be entitled to cast only one-hundredth of one vote per share for each Excess Share. A person or entity is deemed to beneficially own shares owned by an affiliate or associate as well as by persons acting in concert with such person or entity. Carver's Certificate of Incorporation authorizes the Board of Directors to interpret and apply the provisions of the Certificate of Incorporation and Bylaws governing Excess Shares and to determine on the basis of information known to it after reasonable inquiry of all facts necessary to ascertain compliance with the Certificate of Incorporation, including, without limitation: (1) the number of shares of Voting Stock beneficially owned by any person or purported owner; (2) whether a person or purported owner is an affiliate or associate of, or is acting in concert with, any other person or purported owner; and (3) whether a person or purported owner has an agreement or understanding with any person or purported owner as to the voting or disposition of any shares of Voting Stock.

How You Can Vote
If you are a stockholder whose shares are registered in your name, you may vote your shares in person at the meeting or by one of the following methods:
Vote by Internet, by going to the web address http://www.voteproxy.com and following the instructions for Internet voting shown on the enclosed proxy card.
Vote by Phone, by dialing 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use Carver Number and Account Number shown on your proxy card.
Vote by Proxy Card, by completing, signing, dating and mailing the enclosed proxy card in the envelope provided.
If you vote by telephone or by Internet, please do not mail your proxy card.
If you return your signed proxy card or use telephone voting before the Annual Meeting, the named proxies will vote your shares as you direct. You have three choices on each matter to be voted on. For example, for the election of directors, you may (1) vote FOR all the nominees, (2) WITHHOLD authority for all nominees or (3) Vote FOR ALL EXCEPT. See “Proposal One-Election of Directors.” For Proposal Two through Proposal Ten, you may vote “FOR”, “AGAINST” or “ABSTAIN” from voting.
If you send in your proxy card or use telephone voting, but do not specify how you want to vote your shares, the named proxies will vote “FOR” the nominees for election as director (“Proposal One”), “FOR” the ratification of the appointment of KPMG LLP as independent auditors for Carver for the fiscal year ending March 31, 2012 (“Proposal Two”), and “FOR” the advisory (non-binding) approval of compensation of named executive officers (“Proposal Three”). The named proxies will not have discretionary authority to cast a vote with respect to the amendment to the Certificate of Incorporation to provide for a 1-for-15 reverse stock split (“Proposal Four”), the amendment to the Certificate of Incorporation increasing the number of authorized shares of common stock (“Proposal Five”), the conversion of the 55,000 shares of Series C Preferred Stock into shares of common stock and Series D Preferred Stock (“Proposal Six”), the issuance of up to 45,104 shares of Series D Preferred Stock (“Proposal Seven”), the subsequent conversion of the Series D Preferred Stock into shares of common stock in the event of certain transfers (“Proposal Eight”), the exchange of 18,980 shares of Series B Preferred Stock held by the United States Department of the Treasury (the “U.S. Treasury”) for shares of common stock (“Proposal Nine”), or the amendment to the Certificate of Incorporation that will permit the U.S. Treasury to vote shares of common stock in excess of 10% of Carver's outstanding common stock (“Proposal Ten”).
Important Information Regarding Beneficial Ownership and Record Ownership

If you hold your shares in “street name” (i.e., in a brokerage account), you are not considered to be the “record holder” of those shares. Instead, you are the “beneficial owner” of those shares and your broker is the “record holder.” If you hold your shares in street name, your broker is sending these proxy materials to you. As the beneficial owner, you have the right to direct your broker how to vote by filling out a voting instruction form that accompanies your proxy materials. Your broker may allow you to provide voting instructions by telephone. Please see the instruction form provided by your broker that accompanies this proxy statement. If you hold your shares in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership. If you want to vote your shares of Carver stock held in street name in person at the meeting, you must obtain a written proxy in your name from the broker, bank or other nominee who is the record holder of your shares.
Your broker may be the “record holder” for you and many other “beneficial owners” of Carver's common stock, and as a result is likely to be the “record holder” of more than 15 shares of Carver's common stock or the “record holder” of a number of shares of Carver's common stock that is evenly divisible by 15, even if you are the “beneficial owner” of fewer than 15 shares of Carver's common stock or a number of shares of Carver's common stock that is not evenly divisible by 15. Assuming the shareholders approve Proposal Ten, as a “beneficial owner,” you are entitled to receive either shares of common stock based on the 1-for-15 reverse stock split ratio, a cash payment, or both, depending on the number of shares of common stock that you hold and based upon the information provided by your broker. Even though your broker is expected to provide Carver with information regarding the beneficial ownership positions that it holds, this information may result in calculations that affect the number of shares of common stock or the amount of cash in lieu of fractional shares that you receive in the 1-for-15 reverse stock split. If your broker holds more than 15 shares of common stock in the aggregate or a number of shares of common stock that is evenly divisible by 15, depending on its policies and procedures, your broker may not be obligated to treat the 1-for-15 reverse stock split as affecting your shares and you may not receive cash for your fractional interests. Accordingly, if you hold shares in “street name” and you wish to ensure that your ownership position is accurately reported to Carver, you should instruct your broker to transfer your shares into a record account in your name immediately. If your broker does so, you would become both the “record holder” and the “beneficial owner” of your shares. Unless you instruct your broker accordingly, Carver cannot ensure that you will be paid cash in lieu of any fractional shares that are created by the 1-for-15 reverse stock split with respect to your shares.

Participants in the Carver Federal Savings Bank 401(k) Plan
If you hold Carver Bancorp common stock through the Carver Federal Savings Bank 401(k) Savings Plan (the “401(k) Plan”), you will receive a vote authorization form for the plan that reflects all shares you may direct the trustees to vote on your behalf under the plan. Under the terms of the 401(k) Plan, a participant is entitled to provide voting instructions for all shares credited to his or her 401(k) Plan account and held in the Carver Bancorp, Inc. Stock Fund. Shares for which no voting instructions are given or for which instructions were not timely received will be voted by the trustee in a manner intended to reflect the best interests of participants and beneficiaries. The deadline for returning your 401(k) Plan voting instructions is Tuesday, October 18, 2011.
Votes Required
Proposal One. Directors are elected by a plurality of votes cast in person or by proxy at the Annual Meeting. The two nominees receiving the highest number of votes cast in person or by proxy at the Annual Meeting will be elected to the Board of Directors. As such, if you do not vote for a nominee, your vote will not count “for” or “against” the nominee. If you “withhold” authority for any nominee, your vote will not count “for” or “against” the nominee, unless you properly submit a new proxy card or vote at the Annual Meeting. You may not vote your shares cumulatively for the election of directors. Broker non-votes will have no effect on the election of directors.
Proposal Two. The ratification of the appointment of KPMG LLP as Carver's independent auditors requires the affirmative vote of the holders of a majority of the number of votes eligible to be cast by the holders of Voting Stock present, in person or by proxy, and entitled to vote at the Annual Meeting. Therefore, if you “abstain” from voting on this proposal, it has the same effect as if you voted “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.
Proposal Three. On February 17, 2009, President Barack Obama signed the American Recovery and Reinvestment Act of 2009 (“ARRA”) into law. The ARRA requires, among other things, every participant of the Troubled Asset Relief Program (“TARP”), such as Carver, to permit a non-binding shareholder vote to approve the compensation of the participant's named executive officers. Accordingly, we are asking you to approve the compensation of the named executive officers as described under “Executive Compensation” in this proxy statement. Approval of this proposal requires the affirmative vote of the holders of a majority of the number of votes eligible to be cast by the holders of Voting Stock present, in person or by proxy, and entitled to vote at the Annual Meeting. Abstentions will have the same effect as a vote “against” the proposal, and broker non-votes will have no effect on the outcome of the proposal. Your vote is advisory and will not be binding upon the Board of Directors of Carver. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Proposal Four. The approval of an amendment to the Certificate of Incorporation to effect a reverse stock split pursuant to which each 15 shares of Carver's outstanding common stock will be converted into one share of common stock (with stockholders entitled to receive a cash payment in lieu of any fractional shares) requires the affirmative vote of the holders of a majority of the number of votes eligible to be cast by the holders of all of the outstanding shares of Voting Stock. Therefore, if you “abstain” from voting on this proposal, it has the same effect as if you voted “against” the proposal. Brokers will not have discretionary voting power with respect to Proposal Four, and broker non-votes will have the same effect as a vote “against” Proposal Four.
IMPORTANT NOTE REGARDING PROPOSAL FIVE: If Proposal Four is approved, it will be unnecessary to increase the shares of authorized common stock. Accordingly, if Proposal Four is approved, then the increase in shares of authorized common stock set forth in Proposal Five will not be effected, even if Proposal Five is approved.
IMPORTANT NOTE REGARDING PROPOSALS FIVE, SIX, SEVEN, EIGHT AND NINE: Because the approvals of Proposal Five, Proposal Six, Proposal Seven, Proposal Eight, Proposal Nine and Proposal Ten are each conditioned upon the approval of the others; provided, that the approval of Proposal Six, Proposal Seven, Proposal Eight, Proposal Nine and Proposal Ten will not be conditioned upon the approval of Proposal Five if Proposal Four is approved. Accordingly, a vote against any one of these Proposals (including any abstentions and, with respect to Proposal Five and Proposal Ten, broker non-votes) will have the same effect as a vote against each of the other Proposals. The Board strongly urges shareholders to affirmatively vote “FOR” each of the following proposals.
Proposal Five. The approval of an amendment to the Certificate of Incorporation increasing the number of authorized shares of common stock requires the affirmative vote of the holders of a majority of the number of votes eligible to be cast by the holders of all of the outstanding shares of Voting Stock. Therefore, if you “abstain” from voting on this proposal, it has the same effect as if you voted “against” the proposal. Brokers will not have discretionary voting power with respect to Proposal Five, and broker non-votes will have the same effect as a vote “against” Proposal Five.

Proposal Six. The approval of the conversion of the Series C Preferred Stock into 18,154,526 shares of common stock (or into 1,210,302 shares of common stock if Proposal Four is approved) and up to 45,104 shares of Series D Preferred Stock requires the affirmative vote of the holders of a majority of the number of votes eligible to be cast by the holders of Voting Stock present, in person or by proxy, and entitled to vote at the Annual Meeting. Therefore, if you “abstain” from voting on this proposal, it has the same effect as if you voted “against” the proposal. Brokers will not have discretionary voting power with respect to Proposal Six, and broker non-votes will have no effect on the outcome of Proposal Six.
Proposal Seven. The approval of the issuance of up to 45,104 shares of the Series D Preferred Stock requires the affirmative vote of the holders of a majority of the number of votes eligible to be cast by the holders of Voting Stock present, in person or by proxy, and entitled to vote at the Annual Meeting. Therefore, if you “abstain” from voting on this proposal, it has the same effect as if you voted “against” the proposal. Brokers will not have discretionary voting power with respect to Proposal Seven, and broker non-votes will have no effect on the outcome of Proposal Seven.
Proposal Eight. The approval of the subsequent conversion of up to 45,104 shares of Series D Preferred Stock into up to 82,744,450 shares of common stock (or into 5,516,297 shares of common stock if Proposal Four is approved) in the event of certain transfers requires the affirmative vote of the holders of a majority of the number of votes eligible to be cast by the holders of Voting Stock present, in person or by proxy, and entitled to vote at the Annual Meeting. Therefore, if you “abstain” from voting on this proposal, it has the same effect as if you voted “against” the proposal. Brokers will not have discretionary voting power with respect to Proposal Eight, and broker non-votes will have no effect on the outcome of Proposal Eight.
Proposal Nine. The exchange of 18,980 shares of Series B Preferred Stock held by the U.S. Treasury for 34,819,299 shares of common stock (or for 2,321,287 shares of common stock if Proposal Four is approved) requires the affirmative vote of the holders of a majority of the number of votes eligible to be cast by the holders of Voting Stock present, in person or by proxy, and entitled to vote at the Annual Meeting. Therefore, if you “abstain” from voting on this proposal, it has the same effect as if you voted “against” the proposal. Brokers will not have discretionary voting power with respect to Proposal Nine, and broker non-votes will have no effect on the outcome of Proposal Nine.
Proposal Ten. The approval of amendments to the Certificate of Incorporation that will permit the U.S. Treasury to vote shares of common stock in excess of 10% of Carver's outstanding common stock require the affirmative vote of the holders of two-thirds of the number of votes eligible to be cast by the holders of all of the outstanding shares of Voting Stock. Therefore, if you “abstain” from voting on this proposal, it has the same effect as if you voted “against” the proposal. Brokers will not have discretionary voting power with respect to Proposal Ten, and broker non-votes will have the same effect as a vote “against” Proposal Ten.
Revocability of Proxies
If you are a stockholder whose shares are registered in your name, you may revoke your grant of a proxy at any time before it is voted at the Annual Meeting by:

•	filing a written revocation of the proxy with Carver's Secretary;

•
submitting another proper proxy with a more recent date than that of the proxy first given by (1) following the telephone voting instructions, or (2) completing, signing, dating and returning a proxy card to Carver; or

•	attending and voting in person at the Annual Meeting.

If you are a stockholder whose shares are not registered in your name, you may revoke your proxy by contacting your bank, broker or other holder of record for revocation instructions.
We are soliciting proxies only for the Annual Meeting. If you grant us a proxy to vote your shares, the proxy will be exercised only at the Annual Meeting.
Solicitation of Proxies
Carver will bear the entire cost of solicitation of proxies, including the preparation, assembly, printing and mailing of this proxy statement and any additional information furnished to Carver stockholders. In addition to solicitation of proxies by mail, solicitation may be made by certain of our directors, officers or employees telephonically, electronically or by other means of communication or by Morrow & Co., LLC (“Morrow”) which we have retained to assist in the solicitation of proxies. Our directors, officers and employees will receive no additional compensation for any such solicitation, and Morrow will receive a fee of $15,000 plus reasonable out-of-pocket expenses for its services. Carver will reimburse brokers and other similar institutions for costs incurred by them in mailing proxy materials to beneficial owners in accordance with applicable rules.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 6, 2011, certain information as to shares of Voting Stock beneficially owned by persons owning in excess of 5% of any class of Carver's outstanding Voting Stock. Carver knows of no person, except as listed below, who beneficially owned more than 5% of any class of the outstanding shares of Carver's Voting Stock as of September 6, 2011. Except as otherwise indicated, the information provided in the following table was obtained from filings with the Securities and Exchange Commission (“SEC”) and with Carver pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Addresses provided are those listed in the filings as the address of the person authorized to receive notices and communications. For purposes of the table below and the table set forth under “Security Ownership of Management,” in accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of these tables, of any shares of stock (1) over which he or she has or shares, directly or indirectly, voting or investment power, or (2) of which he or she has the right to acquire beneficial ownership at any time within 60 days after September 6, 2011. As used in this proxy statement, “voting power” is the power to vote or direct the voting of shares, and “investment power” includes the power to dispose or direct the disposition of shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock Outstanding(1)
Wellington Management Company, LLP 75 State Street Boston, MA 02109	244,500	(2)	9.82%
Third Avenue Management LLC 622 Third Avenue, 32nd Floor New York, NY 10017	218,500	(3)	8.78%
Deborah C. Wright c/o Carver Federal Savings Bank 75 West 125th Street New York, NY 1027	157,832	(4)	6.34%
Bay Pond Partners, L.P. c/o Wellington Management Company, LLP 280 Congress Street Boston, MA 02210	154,700	(5)	6.21%
Keefe, Bruyette & Woods, Inc. 787 Seventh Avenue New York, NY 10019	143,600	(6)	5.77%
______________________

(1)	On September 6, 2011, there were 2,490,008 outstanding shares of Common Stock.

(2)	Based on a Schedule 13G/A filed with the SEC on February 14, 2007 by Wellington Management Company, LLP.

(3)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2006 by Third Avenue Management LLC.

(4)	Includes 98,470 vested options to purchase shares of Common Stock.

(5)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2011 jointly by Bay Pond Partners, L.P. and Wellington Hedge Management, LLC.

(6)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2011 by Keefe, Bruyette & Woods, Inc.

Security Ownership of Management

The following table sets forth information about the shares of Voting Stock beneficially owned by each nominee, each Continuing Director (as defined herein), each Named Executive Officer identified in the Summary Compensation Table included in this proxy statement, and all directors and executive officers of Carver or Carver Federal, as a group, as of September 6, 2011. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of Voting Stock indicated and none of the shares are pledged as security. In connection with the Stock Purchase Agreements, each of Carver's executive officers and directors entered into a Voting Agreement pursuant to which he or she has agreed to vote all shares that he or she holds “FOR” Proposal Five, Proposal Six, Proposal Seven, Proposal Eight, Proposal Nine and Proposal Ten.

Name	Title	Amount and Nature of Beneficial Ownership of Common Stock (1)	Percent of Common Stock Outstanding (2)
Deborah C. Wright	Chairman and Chief Executive Officer	157,832	6.34%
Samuel J. Daniel	Director	2,609	*
Robert Holland, Jr.	Director	19,347	*
Pazel G. Jackson, Jr.	Director	1,326	*
Janet L. Rollé	Director	2,000	*
Robert R. Tarter	Director	1,540	*
Susan M. Tohbe	Director	2,000	*
Mark A. Ricca	Executive Vice President, Chief Financial Officer and Chief Administrator Officer	7,500	*
John F. Spencer	Senior Vice President and Chief Retail Officer	5,000	*
All directors and other executive officers as a group persons (9 persons)		199,154	8.00%
 ______________________
*    Less than 1% of outstanding Common Stock.

(1)
Amounts of equity securities shown include shares of common stock subject to options exercisable within 60 days as follows: Ms. Wright - 98,470; Dr. Daniel - 800; Mr. Holland - 2,986; Mr. Tarter - 800; all officers and directors as a group - 103,056.

Amounts of equity securities shown also include shares of common stock subject to options that are not exercisable within 60 days as follows: Ms.Wright - 4,973; Dr. Daniel - 200; Ms. Rollé - 800; Mr. Tarter - 200; Ms. Tohbe - 800; all officers and directors as a group - 6,973.
Amounts of equity securities shown include unvested shares of restricted stock awarded to the executive officers and directors under the 2006 Stock Incentive Plan, which such executive officers and directors have neither voting nor dispositive power, as follows: Ms. Wright - 3,155; Ms. Rollé - 800; Ms. Tohbe - 800; Mr. Ricca - 6,000; all officers and directors as a group - 10,755.

(2)
Percentages with respect to each person or group of persons have been calculated on the basis of 2,490,008 shares of Common Stock, exclusive of shares held by Carver the total number of shares of Common Stock outstanding as of September 6, 2011 plus the number of shares of Common Stock which such person or group has the right to acquire within 60 days after September 6, 2011 by the exercise of stock options.

PROPOSAL ONE
ELECTION OF DIRECTORS
General
The Certificate of Incorporation of Carver provides that Carver's Board of Directors shall be divided into three classes, as nearly equal in number as possible. The directors of each class serve for a term of three years, with one class elected each year. In all cases, directors serve until their successors are elected and qualified.
Carver's Board of Directors has the discretion to fix the number of directors by resolution and has so fixed this number at seven (7). The terms of two directors expire at the Annual Meeting. Mr. Robert Holland, Jr. and Ms. Janet L. Rollé, whose terms are expiring, have been nominated and approved by Carver's Nominating/Corporate Governance Committee and ratified by the Board of Directors to be re-elected at the Annual Meeting to serve for a term of three years and until their respective successors are elected and qualified.
Each nominee has consented to being named in this proxy statement and to serve if elected. However, if any nominee is unable to serve, the shares represented by all properly executed proxies which have not been revoked will be voted for the election of such substitute as the Board of Directors may recommend, or the size of the Board of Directors may be reduced to eliminate the vacancy. At this time, the Board knows of no reason why any nominee might be unable to serve.
Information Regarding Nominees and Continuing Directors
The following table sets forth certain information with respect to the nominees for election as a director and each director whose term does not expire at the Annual Meeting (“Continuing Director”). There are no arrangements or understandings between Carver and any director or nominee pursuant to which such person was elected or nominated to be a director of Carver. For information with respect to the ownership of shares of the Common Stock by each director and nominee, see “Security Ownership of Certain Beneficial Owners and Management-Security Ownership of Management.”

Name	Age	End of Term	Position Held with Carver and Carver Federal	Director Since
Nominees for Term Expiring in 2014

Robert Holland, Jr.	71	2011	Lead Director	1999
Janet L. Rollé	49	2011	Director	2010

Continuing Directors
Dr. Samuel J. Daniel	61	2012	Director	2006
Robert R. Tarter	63	2012	Director	2006

Pazel G. Jackson	79	2013	Director	1997
Susan M. Tohbe	63	2013	Director	2010
Deborah C. Wright	53	2013	Chairman and Chief Executive Officer	1999
Directors' Backgrounds
The principal occupation and business experience of each nominee for election as director and each Continuing Director is set forth below.

Nominees for Election as Director
The Nominating/Corporate Governance Committee of the Board of Directors nominated, and the Board of Directors approved, the following individuals for election as Director:
Robert Holland, Jr. is a Corporate Director, Managing Partner, Chief Mentor and Advisory Board member of Essex Lake Group, LLC an international profit enhancement firm that specializes in the application of granular-level modeling and analytics techniques. Unrelated, Mr. Holland is also in the preliminary stages of developing a fund to invest in mid cap businesses in West Africa. Just prior to these initiatives he was a General Partner with Cordova, Smart & Williams, LLC, a New York based private equity firm. From 1997 to 2001, he was Chairman and Chief Executive Officer of Workplace Integrators; a company he built into one of the largest Steelcase Office Furniture dealerships in the United States. Mr. Holland was formerly President and Chief Executive Officer of Ben & Jerry's, Chairman and Chief Executive Officer of Rokher-J, Inc., a New York-based holding company that participates in business development projects and provides strategy development assistance to senior management of major corporations, and a partner with the consulting firm McKinsey & Company. Mr. Holland is a member of the Boards of Directors of Lexmark International, Inc., YUM Brands, Inc., Research Corporation for the Science Advancement and the Harlem Junior Tennis Program. Mr. Holland was formerly Vice Chairman of the Board of Trustees of Spellman College and was formerly a member of the Executive Board of the Harvard Journal of African-American Public Policy. Mr. Holland brings a breadth and depth of international and domestic operations, strategic planning, corporate governance and marketing, experience to the Board. His background as the chief executive officer and director of several corporations gives him a unique perspective and understanding of the responsibilities and duties of managing an institution like Carver.
Janet L. Rollé is currently Executive Vice President and Chief Marketing Officer of CNN Worldwide. Prior to joining CNN Worldwide in April 2011, Ms. Rollé was Executive Vice President and Chief Marketing Officer of BET Networks from April 2007 to March 2011. In that role, Ms. Rollé directed brand, marketing and creative strategy for all businesses of BET Networks. From 2005 to 2007, Ms. Rollé served as Vice President and General Manager of AOL's affinity websites, AOL Black Voices and the 10 websites in AOL Women's & Lifestyle category. Ms. Rollé was previously Vice President, Programming Enterprises and Business Development at MTV Networks, responsible for growing revenue at VH1 and Country Music Television. Ms. Rollé began her career at Home Box Office (“HBO”), holding positions including Special Assistant to the Chairman, and Director of Marketing and New Media, for the video division of HBO. Ms. Rollé holds an M.B.A. from Columbia University and a B.F.A. from the State University of New York, Purchase. She currently serves on the Board of Directors of the American Foundation for the University of the West Indies and the Nominating Committee for the Board of Directors of the United States Tennis Association. Ms. Rollé's experience in marketing to diverse constituencies will greatly improve Carver's ability to address the needs of the changing communities it serves.

The Board of Directors Recommends a Vote
FOR Each Nominee for Election as Director.
Please Mark Your Vote on the Enclosed Proxy Card and
Return it in the Enclosed Postage-Prepaid Envelope
or Vote by Telephone or the Internet.
Continuing Directors

Pazel G. Jackson, Jr., has been a member of the Board of Directors of Carver Bancorp, Inc. and Carver Federal since 1997. Mr. Jackson retired as Senior Vice President of JPMorgan Chase in 2000. During his 37-year career in banking, Mr. Jackson held positions of increasing responsibility at JPMorgan Chase, Chemical Bank, Texas Commerce Bank and the Bowery Savings Bank. Most recently, from January 1995 to 2000, Mr. Jackson was responsible for mortgage market development throughout the United States for JPMorgan Chase. His prior positions included Senior Credit Officer of Chemical Mortgage Company, Business Manager of Chemical Mortgage Division, Chief Lending

Officer of Bowery Savings Bank and Marketing Director of Bowery Savings Bank. Mr. Jackson was formerly Vice-Chairman of the Battery Park City Authority and formerly Chairman of The Mutual Real Estate Trust. Mr. Jackson is a licensed Professional Engineer with more than 16 years of senior management experience in design and construction. Mr. Jackson earned B.C.E. and M.C.E. degrees from the City College of New York, an M.B.A. from Columbia University and a Doctorate in Business Policy Studies from Pace University in New York. Mr. Jackson's extensive senior level banking experience, including his extensive lending and real estate experience, coupled with his advanced formal education, has given him front-line exposure to many of the issues facing Carver, as well as valuable insight needed as Chairman of the Asset Liability and Interest Rate Risk Committee.

Susan M. Tohbe is an owner and manager of Peterson County LLC, a real estate investment, development and management company with properties principally located in Connecticut. At Peterson County, Ms. Tohbe directs the financial operations and manages the portfolio of low-income tenant apartment buildings. Prior to joining Peterson County in 2001, Ms. Tohbe was Chief Financial Officer of the Mashantucket Pequot Tribal Nation, the owners of the Foxwoods Resort Casino, several other hotel properties, commercial real estate, a nationwide pharmaceutical distribution network, and other operations which were as diverse as shipbuilding and ferry operations, the construction and operation of the $200 million Pequot Museum and Research Center. In addition, she oversaw the $350 million annual government budget, covering the costs of managing the reservation and the health and welfare of the Tribe. Prior to that, Ms. Tohbe held Chief Financial Officer positions at J.M. Huber Corporation in Edison, New Jersey, and The Oakland Tribune in Oakland, California. She also served as a Senior Vice President of Bank of America's World Banking Group, where she was responsible all aspects of the group's financial operations. Ms. Tohbe has served on the boards of the California Public Employees Retirement System (“CalPERS”), Pacific Gas & Electric Nuclear Decommissioning Trust, Mills College, San Francisco Ballet, and Catalyst. Ms. Tohbe holds an M.B.A and B.A. from the University of California, Berkeley. Ms. Tohbe's extensive experience in running her own company focused on providing housing and real estate development, in addition to her experience as the chief financial officer at several organizations, bring valuable business and leadership skills and financial acumen to the Board in furtherance of its objective of maintaining a membership of experienced and dedicated individuals with diverse backgrounds, perspectives, skills, and other qualities that are beneficial to Carver.
Deborah C. Wright is Chairman, President and Chief Executive Officer of Carver and Carver Federal. Ms. Wright has held the titles President and Chief Executive Officer since June 1, 1999 and the Board of Directors elected her to the post of Chairman in February 2005. Prior to joining Carver in June 1999, Ms. Wright was President and Chief Executive Officer of the Upper Manhattan Empowerment Zone Development Corporation, a position she had held since May 1996. She previously served as Commissioner of the Department of Housing Preservation and Development under Mayor Rudolph W. Giuliani from January 1994 through March 1996. Prior to that appointment, Mayor David N. Dinkins appointed Ms. Wright to the New York City Housing Authority Board, which manages New York City's 189,000 public housing units. Ms. Wright serves on the boards of Time Warner Inc., The Partnership for New York City, the Children's Defense Fund and Sesame Workshop. She is a member of the Board of Managers of the Memorial Sloan-Kettering Cancer Center. Ms. Wright served on the Board of Kraft Foods Inc. from July 2001 to May 2011. Ms. Wright earned A.B., J.D. and M.B.A. degrees from Harvard University. Ms. Wright brings strong and broad financial services and management experience to the Board, as well as a deep understanding of Carver's business, operations, urban consumer and international marketplace, and the economic and regulatory environment in which Carver operates.
Dr. Samuel J. Daniel is an Attending Physician in the Department of Gastroenterology at St. Luke's-Roosevelt Hospital Center- Continuum Health Partners Inc. Dr. Daniel is also a Clinical Professor of Medicine at Columbia University's College of Physicians and Surgeons. From 2001 to 2010, Dr. Daniel was President and Chief Executive Officer of North General Hospital. From 1998 to 2001, Dr. Daniel was the Medical Director and Director of Medicine at North General Hospital. From 1994 to 1999, Dr. Daniel was the Program Director of the North General Hospital Internal Medicine Residency Program and the Hospital's Chief of Gastroenterology. Dr. Daniel is a Diplomat of the American Board of Internal Medicine and Gastroenterology and has various board memberships and affiliations with a number of distinguished medical and civic organizations. Dr. Daniel has broad experience in the management and oversight of consumer businesses through his service as Chief Executive Officer of North General Hospital. Dr. Daniel's experience in the healthcare industry, combined with his management and leadership skills, bring a unique perspective and significant expertise in operations, management and strategic planning which is important to Carver. In addition, Dr. Daniel's prior service to the Harlem community brings an in depth knowledge and understanding about Carver, its mission, and the communities Carver serves.
Robert R. Tarter retired in 2009 as an Executive Vice President of the State Street Corporation, which he joined in 1994. Mr. Tarter held several executive level positions during his tenure with State Street, most recently as head of the Global Relationship Management Group and prior to that as head of Institutional Investor Services with responsibility for State Street's North American investment servicing business for institutional clients. Before joining State Street Corporation, Mr. Tarter spent more than 20 years at Bankers Trust in corporate banking. Mr. Tarter is a member of the boards of the Immokalee Foundation and the Naples Shelter for Abused Women and Children, and a member of the Executive Leadership Council. Mr. Tarter's long financial services career brings to the Board an in depth understanding of banking and the issues facing the industry, experience in addressing these issues and the skills to assist management oversee Carver's lending, finance, and real estate businesses.
Executive Officers of Carver and Carver Federal

Biographical information for Carver's executive officers who are not directors is set forth below. Such executive officers are officers of Carver and Carver Federal.
Executive Officers
Mark A. Ricca, 54, was appointed Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Carver and Carver Federal effective June 2011. Previously, Mr. Ricca was Executive Vice President, Chief Risk Officer and General Counsel.  Mr. Ricca joined Carver in 2008 with more than twenty years of experience in the banking business.  Prior to joining Carver, Mr. Ricca held several positions at New York Community Bancorp, Inc. and its principle subsidiary, New York Community Bank, beginning in 2000 and finishing in 2007 as its Executive Vice President, General Counsel and Assistant to the Chief Operating Officer, after which Mr. Ricca served as a legal consultant and lectured for Learning Dynamics.  Previously Mr. Ricca held various positions, including the head of Residential Lending, General Counsel, Corporate Secretary and Chief Compliance Officer, at Haven Bancorp, Inc., and its principal subsidiary, CFS Bank, was a partner in the law firm of Ricca & Donnelly and held various finance and auditing positions at General Electric Company.   Mr. Ricca holds a B.A. in economics from the University of Notre Dame, a J.D., cum laude, Law Review and Jurisprudence Award recipient from St. Johns University, School of law, an LL.M. from New York University, School of Law, is an honors graduate of GE's Financial Management Program and is a Chairman's Award recipient and honors graduate of the American Bankers' Association National School of Banking.
Luciá Cameron, 49, is Senior Vice President and Chief Human Resources Officer. Ms. Cameron joined Carver in June 2011 from Credit Suisse where she served as a Vice President/Human Resources Business Partner. Ms. Cameron was responsible for partnering with senior management to provide strategic human resources support in the areas of talent management, organizational development, employee relations, and managing employee capital. Prior to that, Ms. Cameron held various senior level Human Resources Business Partner and Training Specialist roles at a number of global institutions including Edelman Public Relations, Colgate Palmolive, and AOL Time Warner. She served as a regional Diversity Manager and Employee Assistance Program Counselor at American Express and was a practicing licensed psychotherapist for over 10 years. Ms. Cameron received a Masters of Social Work from the New York University School of Social Work and a Bachelor of Arts from the State University of New York at Stony Brook. Ms. Cameron is affiliated with the Society for Human Resource Management.
Aditya Kishore, 47, is Senior Vice President of Operations. Mr. Kishore joined Carver in February 2011.  A trained industrial and systems engineer, Mr. Kishore started his career in the petrochemical field in India focusing on business process improvements and efficiencies. He later joined  Mutual Bank, a $1.6 billion bank in Chicago, as their Chief Information Officer, where he was responsible for all of the bank's IT infrastructure and systems, including risk assessments, retail back office, scanning and electronic retrieval systems.  He then joined Byte Managers, Inc., a business process outsourcing firm, as Chief Technology Officer where for five years he led teams focused on operational efficiencies for various industries. Mr. Kishore subsequently joined Fidelity National Information Services in Florida to develop and implement systems to address back office operations and servicing needs of various banking functions including retail, loans, and compliance.  After Fidelity merged with Metavante Technologies, Mr. Kishore joined Hanover Community Bank, a de novo bank started in 2009, as the Chief Operating Officer and Chief Information Officer responsible for all back office operations including retail and lending operations.  Mr. Kishore received his master's degree in industrial and systems engineering from the University of Illinois.

Blondel A. Pinnock, 43, is Senior Vice President, Carver Federal Savings Bank and President of Carver Community Development Corporation.  Ms. Pinnock joined Carver in April 2008. Prior to joining Carver, Ms. Pinnock was Senior Vice President of Bank of America where she was a community development lender and business development officer. Ms. Pinnock has over a ten-year background in financing the development of residential and commercial real estate projects located within low and moderate income neighborhoods throughout New York City and outlying areas. Prior to her tenure at Bank of America, Ms. Pinnock worked as counsel and deputy director for the New York City's Housing, Preservation and Development Department's Tax Incentives Unit, where she assisted in the implementation of the City's real estate tax programs for low, moderate and market rate projects.  She earned a B. A. from Columbia College and a J. D. from Hofstra University School of Law.
John F. Spencer, 46, is a Senior Vice President and Chief Retail Officer of Carver Federal Savings Bank. Mr. Spencer joined Carver in February 2009 after 22 years at JP Morgan Chase where he held several management positions in Retail Sales/Customer Service, Audit, and Operations Management. Additionally, he served as a Branch Administration Executive for the bank's Retail Division, supporting a network with 700 branches, and over $50 billion in deposits. Mr. Spencer has a proven record of accomplishment of operational excellence. He has significant experience in Retail Bank merger integration, and has participated in Six Sigma Methodology projects. He earned a B.A. in Banking and Finance from Pace University.
David Toner, 49, is Senior Vice President and Controller. Prior to joining Carver in December 2009, Mr. Toner spent more than 20 years with Citigroup in various financial control positions in the United States and Europe, including serving as Chief Financial Officer of Citigroup's Community Development business from 2004 through 2007. Prior to joining Citigroup in 1987, Mr. Toner held various audit positions with Deloitte & Touche (formerly Deloitte, Haskins & Sells). Mr. Toner is a certified public accountant. He received his M.B.A. in Finance, with a concentration in International Business, from the Stern School of Business at New York University and his B.S. in Accounting, summa cum laude, from the Haub School of Business at Saint Joseph's University. He is a member of the Board of Visitors (advisory board) for the Haub School of Business and a member of the New York Alumni Council for Saint Joseph's University.
Transactions with Certain Related Persons
Applicable law requires that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. Carver Federal offers loans to its directors, officers and employees, which loans are made in the ordinary course of business and are not made with more favorable terms nor do they involve more than the normal risk of collectability or present unfavorable features. Furthermore, loans above the greater of $25,000, or 5% of Carver Federal's capital and surplus (up to $500,000), to Carver Federal's directors and executive officers must be approved in advance by a majority of the disinterested members of Carver Federal's Board of Directors. As of the date of this proxy statement, neither Carver nor Carver Federal had made any loans or extensions of credit to any of its executive officers or directors.
Stock Ownership
Carver encourages its officers and directors to own stock in Carver, and a portion of the compensation of its officers and directors is stock-based, as described below under “Compensation Discussion and Analysis-Total Compensation Program Components.” Carver's Corporate Governance Principles encourage directors to hold a meaningful number of shares in Carver, and, so long as they remain on the Board of Directors, Board members are expected to retain a majority of the shares of Company common stock purchased in the open market or received pursuant to their service as Board members. Information regarding stock ownership of Carver's directors and executive officers is set forth under “Compensation Discussion and Analysis-Executive Officer Compensation” and “Compensation Discussion Analysis-Director Compensation.”
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires Carver's directors and executive officers, and persons who own more than ten percent of a registered class of Carver's equity securities, to file reports of ownership and changes in ownership with the SEC and the NASDAQ Stock Market. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish Carver with copies of all Section 16(a) forms they file.
Based solely on a review of copies of such reports of ownership furnished to Carver, or written representations that no forms were necessary, Carver believes that, during the last fiscal year, all filing requirements applicable to its directors, officers and greater than ten percent stockholders of Carver were complied with.

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF
INDEPENDENT AUDITORS
General

The Finance and Audit Committee of the Board of Directors of Carver has appointed the firm of KPMG LLP as independent auditors for Carver for the fiscal year ending March 31, 2012 and the Board of Directors has determined that it would be desirable to request that stockholders ratify such appointment. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
Stockholder ratification of the appointment of KPMG LLP is not required by Carver's Bylaws or otherwise. However, the Board of Directors is submitting the appointment of the independent registered public accounting firm to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment of KPMG LLP, the Finance and Audit Committee will reconsider whether it should select another independent registered public accounting firm. Even if the selection is ratified, the Finance and Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change is in the best interests of Carver Bancorp, Inc. and its stockholders.
Auditor Fee Information
KPMG’s fees billed for the fiscal years ended March 31, 2011 and 2010 were as follows:

	2011	2010
Audit fees	$506,919	$494,600
Audit-Related Fees	—	—
Tax Fees	—	—
Other fees*	$52,344	$—
Total	$559,263	$494,600
______________________
*Includes audit and tax work in connection with capital raise.
Pre-Approval Policy for Services by Independent Auditors
During fiscal year 2011, the Finance and Audit Committee of Carver's Board of Directors pre-approved the engagement of KPMG LLP to provide non-audit services and considered whether, and determined that, the provision of such other services by KPMG LLP is compatible with maintaining KPMG LLP's independence.
In June 2004, the Finance and Audit Committee established a policy to pre-approve all audit and permissible non-audit services provided by KPMG LLP consistent with applicable SEC rules. Under the policy, prior to the engagement of the independent auditors for the next year's audit, management submits an aggregate of services expected to be rendered during that year for each of the four categories of services described above to the Finance and Audit Committee for approval. Prior to engagement, the Finance and Audit Committee pre-approves these services by category of service. The fees are budgeted and the Finance and Audit Committee will receive periodic reports from management on actual fees versus the budget by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditors for additional services not contemplated in the pre-approval. In those instances, the Finance and Audit Committee requires specific pre-approval before engaging the independent auditor.
The Finance and Audit Committee has delegated pre-approval authority, subject to certain limits, to the chairman of the committee. The chairman is required to report, for informational purposes, any pre-approval decisions to the Finance and Audit Committee at its next regularly scheduled meeting.

Report of the Finance and Audit Committee of the Board of Directors
This report is furnished by the Carver Finance and Audit Committee of the Board of Directors as required by the rules of the SEC under the Exchange Act. The report of the Finance and Audit Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or the Exchange Act, except to the extent that Carver specifically incorporates this information by reference, and shall not otherwise be deemed to be filed under the Securities Act or the Exchange Act.
The Board of Directors has adopted a written charter that sets forth the Finance and Audit Committee's duties and responsibilities and reflects applicable rules of the NASDAQ Stock Market and SEC regulations.
All members of the Finance and Audit Committee have been determined to be independent as defined in the listing requirements of the NASDAQ Stock Market. The Board of Directors has determined that Robert R. Tarter, Pazel G. Jackson, Jr. and Susan M. Tohbe each qualify as an “audit committee financial expert.” The Finance and Audit Committee received the required written disclosures and letter from KPMG LLP, Carver's independent accountants, required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning the independent registered public accounting firm's independence. The Finance and Audit Committee reviewed and discussed with Carver's management and KPMG LLP the audited financial statements of Carver contained in Carver's fiscal year 2011 annual report on Form 10-K. The Finance and Audit Committee has also discussed with KPMG LLP the matters required to be discussed pursuant to the Codified Statements on Auditing Standards No. 61, as amended or supplemented.
Throughout the year, the Finance and Audit Committee had full access to management and the independent and internal auditors for Carver. The Finance and Audit Committee consulted with advisors regarding the Sarbanes-Oxley Act of 2002, the NASDAQ Stock Market's corporate governance listing standards and the corporate governance environment in general and considered any additional requirements of the Finance and Audit Committee as well as additional procedures or matters the Finance and Audit Committee should consider. During fiscal year 2011, the Finance and Audit Committee approved the retention of Carver's independent accounting firm, KPMG LLP, and received the Board's ratification of this decision. The Finance and Audit Committee acts only in an oversight capacity and necessarily relies on the assurances and work of Carver's management and independent auditors who expressed an opinion on Carver's annual financial statements.  Carver's management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control.
Based on its review and discussions described in the immediately preceding paragraphs, the Finance and Audit Committee recommended to the Board of Directors that the audited financial statements included in Carver's fiscal year 2011 Annual Report on Form 10-K be included in that report.
Finance and Audit Committee of Carver Bancorp, Inc.
Robert R. Tarter (Chairman)
Pazel G. Jackson Jr.
Susan M. Tohbe
The Board of Directors Recommends a Vote FOR
the Ratification of the Appointment of
KPMG LLP as Independent Auditors For Carver.
Please Mark Your Votes on the Enclosed Proxy Card and
Return it in the Enclosed Postage-Prepaid Envelope
or Vote by Telephone or the Internet.

PROPOSAL THREE
ADVISORY (NON-BINDING) APPROVAL OF
COMPENSATION OF NAMED EXECUTIVE
OFFICERS

On February 17, 2009, President Barack Obama signed ARRA into law. ARRA requires, among other things, every participant in the Troubled Asset Relief Program, such as Carver, to permit a non-binding shareholder vote to approve the compensation of the participant's executives. This proposal, commonly known as a “Say on Pay” proposal, gives shareholders the opportunity to endorse or not endorse the compensation of Carver's named executive officers by voting to approve or not to approve such compensation as described in this proxy statement. Accordingly, we are asking you to approve the compensation of Carver's named executive officers as described under “Compensation Discussion and Analysis” and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement. Under ARRA, your vote is advisory and will not be binding upon Carver. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors Recommends a Vote FOR
the Advisory (non-binding) approval of Compensation of Named
Executive Officers.
Please Mark Your Votes on the Enclosed Proxy Card and
Return it in the Enclosed Postage-Prepaid Envelope
or Vote by Telephone or the Internet.

PROPOSAL FOUR AMENDMENT TO THE CERTIFICATE OF INCORPORATION EFFECTING A 1-FOR-15 REVERSE STOCK SPLIT

Background Events
On April 18, 2011, Carver received a letter from The NASDAQ Stock Market stating that Carver was not in compliance with the NASDAQ Listing Rule requiring securities listed on the NASDAQ Global Market maintain a minimum bid price at $1.00 per share. Carver has until October 17, 2011 to regain compliance with the minimum bid price Listing Rule, at which point The NASDAQ Stock Market is likely to commence delisting proceedings.

Purpose of and Reasons for the Reverse Stock Split
Carver is obligated under the Exchange Agreement and the Stock Purchase Agreements to use its best efforts to maintain a listing on the NASDAQ Global Market. Although Carver's common stock has traded slightly above $1.00 per share at times since the date of the Stock Purchase Agreements, the Board of Directors has determined that the most appropriate means of maintaining a stock price that is commensurate with a company of Carver's size and maintaining continued compliance with the minimum bid price Listing Rule is to effect a 1-for-15 reverse stock split. The 1-for-15 reverse stock split would increase the conversion price of the Series C Preferred Stock and the Series D Preferred Stock and the exchange ratio of the TARP Preferred Stock from $0.5451 to $8.1765. Based on the closing price on September 6, 2011 the trading price of the common stock would increase from $0.66 per share to $9.90 per share.
In addition, the 1-for-15 reverse stock split will eliminate the need to increase the number of shares of common stock that Carver is required, pursuant to the Certificate of Designations, to reserve and keep available out of authorized and unissued common stock. Fewer authorized and unissued shares will reduce Carver's Delaware franchise tax obligations by as much as $67,000 per year (comparing 10,000,000 authorized shares to 150,000,000 authorized shares), and will also reduce other administrative costs, such as registrar and transfer agent expenses.
Carver will not pay any interest on any cash amounts payable to its stockholders in lieu of the issuance of fractional shares. Carver will incur expenses of approximately $10,000 as a result of cash payments in lieu of fractional shares, based upon the $0.66 per share closing price on September 6, 2011. No service charges or brokerage commissions will be payable by Carver's stockholders in connection with the 1-for-15 reverse stock split.
The fractional shares of common stock for which Carver pays cash in connection with the 1-for-15 reverse stock split will be adjusted on a 1-for-15 basis, and such adjusted shares of common stock will be cancelled and thereafter become authorized but unissued shares of common stock. Carver's repurchase of the fractional shares of common stock will be considered a purchase and retirement of its own common stock. The purchase will be treated as a reduction of stockholders' equity.

Proposed Language Amending Carver's Certificate of Incorporation
Article IV, Section 1 of Carver's Certificate of Incorporation is proposed to be amended by renumbering existing Section 1 as Section 1(a) and inserting the following text immediately following renumbered Section 1(a):
(b)    “Effective at 11:59 p.m., Delaware time, on the date of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (the “Effective Time”), each 15 shares of Common Stock of the Corporation then issued and outstanding will be automatically reclassified as and changed into one share of Common Stock, without any change to par value (such transaction, the “Reverse Stock Split”). If immediately prior to the Reverse Stock Split a stockholder holds fewer than 15 shares of Common Stock or a number of shares of Common Stock that is not evenly divisible by 15, the Corporation will make a cash payment at the rate of $[___] (the “Purchase Price”) for each fractional share of Common Stock immediately following the completion of the Reverse Stock Split. Upon completion of the Reverse Stock Split: (i) each stockholder of record holding fewer than 15 shares of Common Stock immediately prior to the completion of the Reverse Stock Split will have only the right to receive cash based upon the Purchase Price, and the equity interest of each such stockholder in the Corporation will be terminated and shall no longer confer on such stockholder any further right to vote as a stockholder or share in the Corporation's assets, earnings or profits following the completion of the Reverse Stock Split; and (ii) each such stockholder of record holding 15 or more shares of Common Stock immediately prior to the completion of the Reverse Stock Split shall continue to be entitled to all rights and privileges of a stockholder of the Corporation with respect to the shares of Common Stock of which he or she is the record owner after giving effect to the provisions of this Article IV, Section 1(b).”
IMPORTANT NOTE: The Purchase Price (as defined in the language of the proposed amendment) shall be equal to the closing price of the common stock on the day immediately preceding the effective date of the reverse stock split, which we expect to be October 26, 2011.
No Dissenters' Rights

Stockholders who dissent from the 1-for-15 reverse stock split will have no appraisal rights under Delaware law or under Carver's Certificate of Incorporation or Bylaws. There may exist other rights or actions under state law for stockholders who can demonstrate that they have been damaged by the 1-for-15 reverse stock split. Although the nature and extent of such rights or actions are uncertain and may vary depending upon facts or circumstances, stockholder challenges to corporate actions in general are related to the fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions.

The Board of Directors Recommends a Vote FOR
the Amendment to the Certificate of Incorporation Effecting
a 1-for-15 Reverse Stock Split.
Please Mark Your Votes on the Enclosed Proxy Card and
Return it in the Enclosed Postage-Prepaid Envelope
or Vote by Telephone or the Internet.

BACKGROUND INFORMATION REGARDING PROPOSALS FIVE, SIX, SEVEN, EIGHT,
NINE AND TEN

The approvals of Proposal Five, Proposal Six, Proposal Seven, Proposal Eight, Proposal Nine and Proposal Ten are each conditioned upon the approval of the others; provided, that the approval of Proposal Six, Proposal Seven, Proposal Eight, Proposal Nine and Proposal Ten will not be conditioned upon the approval of Proposal Five if Proposal Four is approved. Accordingly, a vote against any one of these Proposals (including any abstentions and, with respect to Proposal Five and Proposal Ten, broker non-votes) will have the same effect as a vote against each of Proposals Five, Six, Seven, Eight, Nine and Ten.

General

On June 29, 2011, Carver entered into separate stock purchase agreements (the “Stock Purchase Agreements”) with several institutional investors (the “Investors”) pursuant to which the Investors agreed to purchase an aggregate of 55,000 shares of Carver's Mandatorily Convertible Non-Voting Participating Preferred Stock, Series C (the “Series C Preferred Stock”) for an aggregate purchase price of $55,000,000.

In connection with the Stock Purchase Agreements, on June 29, 2011, Carver filed a Certificate of Designations with the Secretary of State of the State of Delaware. The Certificate of Designations authorizes 55,000 shares of Series C Preferred Stock and 55,000 shares of Convertible Non-Cumulative Non-Voting Participating Preferred Stock, Series D (the “Series D Preferred Stock”).

The Certificate of Designations provides that the Series C Preferred Stock shall automatically convert, on the third business day following receipt of the Stockholder Approval or following the occurrence of certain other events, into (i) the maximum number of shares of Carver's common stock as would not cause the holder of the shares of Series C Preferred Stock, together with its affiliates and any person to whom such holder has transferred shares of Series C Preferred Stock, to own or control more than 4.9% of any class of voting stock of Carver, and (ii) a number of shares of Series D Preferred Stock equal to the number of shares of Series C Preferred Stock that do not convert into shares of Common Stock. The conversion price of the Series C Preferred Stock is $0.5451, and is subject to anti-dilution adjustments in the event of dividends payable in common stock, subdivisions, splits or combinations of common stock, issuance of stock purchase rights, distributions of cash, debt or assets, and self-tender offers and exchange offers. Accordingly, if the conversion price is not adjusted, then upon receipt of the Stockholder Approval, Carver will be obligated to issue approximately 18,154,526 shares of common stock and up to 45,104 shares of Series D Preferred Stock to the Investors.

The Certificate of Designations further provides that the Series D Preferred Stock shall automatically convert into shares of common stock only upon transfers to persons other than the Investors or their affiliates (i) in a widespread public distribution, (ii) in a transfer in which no transferee (together with its affiliates and any other transferees acting in concert with it) acquires more than 2% of Carver's outstanding Voting Stock, or (iii) to a transferee that (together with its affiliates and other transferees acting in concert with it) owns or controls more than 50% of Carver's common stock prior to the transfer (an “Eligible Transfer”). The number of shares of common stock that may be issued to any holder upon conversion of the Series D Preferred Stock is limited to 4.9% of Carver's outstanding Voting Stock if the holder is a bank holding company or savings and loan holding company, 9.9% of Carver's outstanding Voting Stock if the holder is an entity other than a bank holding company or savings and loan holding company (unless the holder has received regulatory approval to own more than 9.9% of Carver's outstanding Voting Stock), and in any event 24.9% of Carver's outstanding Voting Stock. The conversion price of the Series D Preferred Stock is $0.5451, and is subject to anti-dilution adjustments in the event of dividends payable in common stock, subdivisions, splits or combinations of common stock, issuance of stock purchase rights, distributions of cash, debt or assets, and self-tender offers and exchange offers. Accordingly, if the conversion price is not adjusted, Carver will be obligated to issue a maximum of approximately 82,744,450 shares of common stock upon the conversion of the Series D Preferred Stock. If less than all of the Series D Preferred Stock is transferred in an Eligible Transfer, or if some shares of Series D Preferred Stock are transferred to transferees subject to the ownership limitations discussed above, Carver would be obligated to issue fewer than 82,744,450 shares of common stock, and some of the 45,104 shares of Series D Preferred Stock would remain outstanding.

The Series C Preferred Stock has a liquidation preference of $1,000 per share, and the Series D Preferred Stock has a liquidation preference of $0.01 per share. The holders of the Series C Preferred Stock are entitled to receive dividends, on an as-converted basis, prior to the payment of any dividends on the common stock. In addition, if the Stockholder Approval is not received within 120 days of the purchase of the Series C Preferred Stock, the Series C Preferred Stock shall accrue cumulative dividends equal to 12.0% per year until such time as the Stockholder Approval is received, which dividend is required to be paid prior to any dividends on the common stock. The holders of the Series D Preferred Stock are entitled to receive non-cumulative dividends, on an as-converted basis, simultaneously to the payment of any dividends on the common stock.

On June 29, 2011, Carver entered into an Exchange Agreement (“Exchange Agreement”) with the U.S. Treasury, pursuant to which the U.S. Treasury agreed to exchange 18,980 shares of Series B Preferred Stock that it currently holds (the “TARP Preferred Stock”) for shares of common stock at the same conversion price that applies to the conversion of the Series C Preferred Stock (the “Exchange”). Accordingly, if the conversion price is not adjusted, then upon receipt of the Stockholder Approval, Carver will be obligated to issue approximately 34,819,299 shares of common stock to the U.S. Treasury. The Exchange will occur simultaneously with the conversion of the Series C Preferred Stock, and is subject to a number of conditions, including receipt of the Stockholder Approval.

The terms of the Stock Purchase Agreements, the Certificate of Designations and the Exchange Agreement require Carver to call a meeting of its stockholders not more than 120 days following the closing to approve the matters set forth in Proposals Four, Five, Six, Seven, Eight and Nine (the “Stockholder Approval”), all of which are related to the terms of the Series C Preferred Stock and Series D Preferred Stock as set forth in the Certificate of Designations and the terms and conditions of the U.S. Treasury's obligation to effect the Exchange. Carver has complied with this requirement by holding the Annual Meeting on October 25, 2011. If the Stockholder Approval is not received at the Annual Meeting, Carver is required to call subsequent meetings every four months until such time as the Stockholder Approval is received.

Selected Summary Pro Forma Financial Information

The table below sets forth selected summary financial information of the Company as of and for the year ended March 31, 2011 and as of and for the year ended June 30, 2011, as well as pro forma selected summary financial information after giving effect to (i) the conversion of the Series C Preferred Stock and (ii) the exchange of the TARP Preferred Stock as if each had occurred as of June 30, 2011. The following pro forma information may not represent the financial effects of the conversion of the Series C Preferred Stock or the exchange of the TARP Preferred Stock at the date when such events actually occur. The selected summary financial information as of and for the period ended June 30, 2011 is unaudited, and is not indicative of the results for future periods, including the year ending March 31, 2012. Pro forma stockholders' equity is not intended to represent the fair market value of the common stock or the preferred stock, and may be different than the amounts that would be available for distribution to stockholders if the Company was liquidated.

	Consolidated Statements of Financial Condition		Pro Forma after Series C Conversion		Pro Forma after TARP Exchange
	June 30, 2011	March 31, 2011	June 30, 2011	March 31, 2011	June 30, 2011	March 31, 2011
Assets
Cash and cash equivalents:
Cash and due from banks	33,493	36,725	33,493	36,725	33,493	36,725
Money market investments	649	7,352	649	7,352	649	7,352
Total cash and cash equivalents	34,142	44,077	34,142	44,077	34,142	44,077

Restricted cash	6,214	—	6,214	—	6,214	—
Investment securities:
Available-for-sale, at fair value	57,141	53,551	57,141	53,551	57,141	53,551
Held-to-maturity, at amortized cost (fair value of $14,415 and $18,124 at June 30, 2011 and March 31, 2011, respectively)	13,879	17,697	13,879	17,697	13,879	17,697
Total securities	71,020	71,248	71,020	71,248	71,020	71,248

Loans held-for-sale ("HFS")	18,068	9,205	18,068	9,205	18,068	9,205
Loans receivable:
Real estate mortgage loans	493,217	525,894	493,217	525,894	493,217	525,894
Commercial business loans	49,636	53,060	49,636	53,060	49,636	53,060
Consumer loans	1,297	1,349	1,297	1,349	1,297	1,349
Loans, net	544,150	580,303	544,150	580,303	544,150	580,303
Allowance for loan losses	(23,764)	(23,147)	(23,764)	(23,147)	(23,764)	(23,147)
Total loans receivable, net	520,386	557,156	520,386	557,156	520,386	557,156

Premises and equipment, net	10,719	11,040	10,719	11,040	10,719	11,040
Federal Home Loan Bank of New York ("FHLB-NY") stock, at cost	2,799	3,353	2,799	3,353	2,799	3,353
Accrued interest receivable	2,409	2,854	2,409	2,854	2,409	2,854
Other assets	12,591	10,282	12,591	10,282	12,591	10,282
Total assets	678,348	709,215	678,348	709,215	678,348	709,215
Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Savings	106,310	106,906	106,310	106,906	106,310	106,906
Non-Interest Bearing Checking	102,357	123,706	102,357	123,706	102,357	123,706
NOW	26,011	27,297	26,011	27,297	26,011	27,297
Money Market	67,479	74,329	67,479	74,329	67,479	74,329
Certificates of Deposit	189,466	228,460	189,466	228,460	189,466	228,460
Total Deposits	491,623	560,698	491,623	560,698	491,623	560,698
Advances from the FHLB-NY and other borrowed money	101,571	112,641	101,571	112,641	101,571	112,641
Other liabilities	11,834	8,159	11,834	8,159	11,834	8,159
Total liabilities	605,028	681,498	605,028	681,498	605,028	681,498

	Consolidated Statements of Financial Condition		Pro Forma after Series C Conversion		Pro Forma after TARP Exchange
	June 30, 2011	March 31, 2011	June 30, 2011	March 31, 2011	June 30, 2011	March 31, 2011
Stockholders' equity:
Common Stock (par value $0.01 per share, 10,000,000 shares authorized) (1), (2)	25	25	207	25	555	25
Preferred Stock (par value $0.01 per share, 2,000,000 shares authorized)
Series B preferred stock, liquidation preference $1,000 per share (3)	18,980	18,980	18,980	18,980	—	18,980
Series C mandatorily convertible non-voting participating preferred stock, liquidation preference $1,000 per share(4)	51,432	—	—	—	—	—
Series D convertible non-cumulative non-voting participating preferred stock, liquidation preference $1,000 per share (5)	—	—	45,104	—	45,104	—
Additional paid-in capital	27,719	27,026	33,864	27,026	52,496	27,026
Retained earnings	(27,689)	(21,464)	(27,689)	(21,464)	(27,689)	(21,464)
Non-controlling interest	3,438	4,038	3,438	4,038	3,438	4,038
Treasury Stock, at cost (35,769 shares at June 30, 2011 and 40,428 at March 31, 2011, respectively)	(506)	(569)	(506)	(569)	(506)	(569)
Accumulated other comprehensive income	(79)	(319)	(79)	(319)	(79)	(319)
Total stockholders' equity	73,320	27,717	73,320	27,717	73,320	27,717
Total liabilities and stockholders' equity	678,348	709,215	678,348	709,215	678,348	709,215

_______________________

(1)
Does not reflect the 1-for-15 reverse stock split contemplated by Proposal Four. If the 1-for-15 reverse stock split is approved, the number of shares of common stock issued and outstanding will be adjusted accordingly.

(2)
2,524,691 shares issued; 2,488,922 and 2,484,263 shares outstanding at June 30, 2011 and March 31, 2011, respectively. 20,679,217 shares issued and 20,643,448 shares outstanding at June 30, 2011 on a pro forma basis after giving effect to the conversion of the Series C Preferred Stock, and 55,498,516 shares issued and 55,462,747 shares outstanding on a pro forma basis at June 30, 2011 after giving effect to the conversion of the Series C Preferred Stock and exchange of the TARP Preferred Stock.

(3)
18,980 shares outstanding at June 30, 2011 and March 31, 2011; 18,980 shares issued and outstanding on a pro forma basis at June 30, 2011 after giving effect to the conversion of the Series C Preferred Stock; 0 shares issued and outstanding on a pro forma basis at June 30, 2011 after giving effect to the conversion of the Series C Preferred Stock and exchange of the TARP Preferred Stock.

(4)
55,000 shares issued outstanding at June 30, 2011; 0 shares issued and outstanding at March 31, 2011; 0 shares issued and outstanding on a pro forma basis at June 30, 2011 after giving effect to the conversion of the Series C Preferred Stock and after giving effect to the exchange of the TARP Preferred Stock.

(5)
0 shares issued and outstanding at June 30, 2011 and March 31, 2011; 45,104 shares issued and outstanding on a pro forma basis at June 30, 2011 after giving effect to the conversion of the Series C Preferred Stock and after giving effect to the exchange of the TARP Preferred Stock.

	Computation of Earnings Per Share, Three Months Ended		Computation of Earnings Per Share Pro Forma after Series C Conversion, Three Months Ended		Computation of Earnings Per Share, Pro Forma after TARP Exchange, Three Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Loss per common share — basic:
Net loss	$(6,131)	$(2,491)	$(6,131)	$(2,491)	$(6,131)	$(2,491)
Less: Capital Purchase Program "CPP" Preferred Dividends	96	237	96	237	96	237
Dividends paid and undistributed (losses)/earnings allocated to participating securities	—	(22)	—	(22)	—	(22)
Net Loss Available to Common Shareholders	$(6,227)	$(2,706)	$(6,227)	$(2,706)	$(6,227)	$(2,706)
Weighted average common shares outstanding	2,485,815	2,482,740	2,712,666	2,482,740	3,095,296	2,482,740
Loss per common share	$(2.51)	$(1.09)	$(2.30)	$(1.09)	$(2.01)	$(1.09)
Diluted Loss per common share	N/A	N/A	N/A	N/A	N/A	N/A

PROPOSAL FIVE AMENDMENT TO CERTIFICATE OF INCORPORATION INCREASING NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Background Events
Please refer to the section captioned “Background Information Regarding Proposals Five, Six, Seven, Eight, Nine and Ten” for a discussion of important information regarding the proposed amendment to the Certificate of Incorporation increasing in the number of authorized shares of common stock.
Purpose of and Reasons for the Proposed Amendment
Carver is currently authorized to issue up to 10,000,000 shares of common stock. The Certificate of Designations requires Carver to maintain a number of authorized shares of common stock that is sufficient to allow the conversion of the Series C Preferred Stock and the Series D Preferred Stock. The mandatory conversion of the Series C Preferred Stock will result in the issuance of approximately 18,154,526 shares of common stock and up to 45,104 shares of Series D Preferred Stock, and the exchange of the TARP Preferred Stock will result in the issuance of approximately 34,819,299 shares of common stock. Although Carver will issue approximately 52,973,825 shares of common stock upon the receipt of the Stockholder Approval, the Series D Preferred Stock is convertible into an additional 82,744,450 shares of common stock.
Unless Proposal Four is approved, the increase in the number of authorized shares of common stock will be necessary to allow the Series C Preferred Stock to convert into shares of common stock and Series D Preferred Stock and to allow the TARP Preferred Stock to be exchanged for shares of common stock. If the Stockholder Approval is not received, then commencing on the date of the Annual Meeting, the Series C Preferred Stock will begin accruing dividend at a rate of 12% per year, or approximately $6.6 million per year. In addition, the dividends on the Series C Preferred Stock will be cumulative, which means that if Carver is unable to pay dividends, the total amount due will increase over time. For example, if Carver did not pay the cumulative dividend on the Series C Preferred Stock for one year, the dividends the following year would be approximately $7.4 million. In addition, if the Stockholder Approval is not received, the TARP Preferred Stock cannot be exchanged for shares of common stock. The TARP Preferred Stock receives dividends equal to approximately $380,000 per year. Neither the common stock nor the Series D Preferred Stock is entitled to receive any dividends other than as declared by Carver's Board of Directors.
In addition, the TARP Preferred Stock has a liquidation preference equal to $25.00 per share, for a total of $475,000, and the Series C Preferred Stock has a liquidation preference equal to $1,000 per share, for a total of $55,000,000. This means that, in the event of a liquidation or sale of Carver, the holders of the TARP Preferred Stock and the Series C Preferred Stock must be paid prior to the holders of common stock. The common stock has no liquidation preference, and the Series D Preferred Stock into which the Series C Preferred Stock will convert upon receipt of the Stockholder Approval has a liquidation preference equal to $0.01 per share, for a total of approximately $450 (assuming the issuance of common stock upon conversion of the Series C Preferred Stock).
Finally, if the Stockholder Approval is not received at the Annual Meeting, Carver is obligated under the Stock Purchase Agreements, the Certificate of Designations and the Exchange Agreement to call additional special meetings of stockholders every four months until the Stockholder Approval is received, which would cause Carver to incur additional expenses related to the preparation, mailing and filing of proxy statements and the solicitation of proxies, and would also distract management's attention from their regular duties.
Proposed Language Amending Carver's Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock

Article IV of Carver's Certificate of Incorporation is proposed to be amended by deleting therefrom Article IV, Section 1 in its entirety, and substituting in lieu thereof the following:

“Section 1. Shares, Classes and Series Authorized.
(a)    The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is one hundred fifty two million (152,000,000) shares, of which two million (2,000,000) shares shall be preferred stock, par value one cent ($.01) per share (the “Preferred Stock”), and one hundred fifty million (150,000,000) shares shall be common stock, par value one cent ($.01) per share (the “Common Stock”). The Preferred Stock and Common Stock are sometimes hereinafter collectively referred to as the “Capital Stock.””
IMPORTANT NOTE: If Proposal Four is approved, it will be unnecessary to increase the shares of authorized common stock, and the amendment set forth in this Proposal Five will not be effected, even if Proposal Five is approved. If Proposal Four is approved, then the 1-for-15 reverse stock split contemplated by Proposal Four will be deemed to have occurred immediately prior to the issuance of common stock pursuant to the conversion of the Series C Preferred Stock and the exchange of the TARP Preferred Stock, and the conversion ratio for each of the Series C Preferred Stock, the TARP Preferred Stock and the Series D Preferred Stock will be adjusted in accordance with the terms of the Certificate of Designations and the Exchange Agreement from $0.5451 to $8.1765.

The Board of Directors Recommends a Vote FOR
the Amendment to Certificate of Incorporation Increasing the
Number of Authorized Shares of Common Stock
Please Mark Your Votes on the Enclosed Proxy Card and
Return it in the Enclosed Postage-Prepaid Envelope
or Vote by Telephone or the Internet.

PROPOSAL SIX CONVERSION OF SERIES C PREFERRED STOCK INTO SHARES OF COMMON STOCK AND SERIES D PREFERRED STOCK

Background Events
Please refer to the section captioned “Background Information Regarding Proposals Five, Six, Seven, Eight, Nine and Ten” for a discussion of important information regarding the proposed conversion of the Series C Preferred Stock into shares of Common Stock and Series D Preferred Stock.
Purpose of and Reasons for the Proposed Conversion
Pursuant to the terms of the Stock Purchase Agreement, the Certificate of Designations and the Exchange Agreement, Carver must obtain stockholder approval of the conversion of the 55,000 shares of Series C Preferred Stock before the Series C Preferred Stock can convert into 18,154,526 shares of common stock (or into 1,210,302 shares of common stock if Proposal Four is approved) and Series D Preferred Stock and before the TARP Preferred Stock can be exchanged for 34,819,299 shares of common stock (or for 2,321,287 shares of common stock if Proposal Four is approved).
Please refer to “Proposal Five - Amendment to Certificate of Incorporation Increasing Number of Authorized Shares of Common Stock - Purpose of and Reasons for the Proposed Amendment” for information regarding the effect on Carver and its stockholders if the Series C Preferred Stock does not convert into shares of common stock and Series D Preferred Stock.
The Board of Directors Recommends a Vote FOR
the Conversion of Series C Preferred Stock into Shares of Common
Stock and Series D Preferred Stock.
Please Mark Your Votes on the Enclosed Proxy Card and
Return it in the Enclosed Postage-Prepaid Envelope
or Vote by Telephone or the Internet.

PROPOSAL SEVEN ISSUANCE OF UP TO 45,104 SHARES OF SERIES D PREFERRED STOCK

Background Events
Please refer to the section captioned “Background Information Regarding Proposals Five, Six, Seven, Eight, Nine and Ten” for a discussion of important information regarding the proposed issuance of Series D Preferred Stock.
Purpose of and Reasons for the Proposed Issuance of Series D Preferred Stock
Pursuant to the terms of the Stock Purchase Agreement, the Certificate of Designations and the Exchange Agreement, Carver must obtain stockholder approval of the issuance of Series D Preferred Stock before the Series C Preferred Stock can convert into 18,154,526 shares of common stock (or into 1,210,302 shares of common stock if Proposal Four is approved) and up to 45,104 shares Series D Preferred Stock and before the 18,980 shares of TARP Preferred Stock can be exchanged for 34,819,299 shares of common stock (or for 2,321,287 shares of common stock if Proposal Four is approved). Please refer to “Proposal Five - Amendment to Certificate of Incorporation Increasing Number of Authorized Shares of Common Stock - Purpose of and Reasons for the Proposed Amendment” for information regarding the effect on Carver and its stockholders if the Series C Preferred Stock does not convert into shares of common stock and Series D Preferred Stock or the TARP Preferred Stock is not exchanged for shares of common stock.
The Board of Directors Recommends a Vote FOR
the Issuance of up to 45,104 Shares of Series D Preferred Stock.
Please Mark Your Votes on the Enclosed Proxy Card and
Return it in the Enclosed Postage-Prepaid Envelope
or Vote by Telephone or the Internet.

PROPOSAL EIGHT SUBSEQUENT CONVERSION OF SERIES D PREFERRED STOCK INTO SHARES OF COMMON STOCK IN THE EVENT OF CERTAIN TRANSFERS

Background Events

Please refer to the section captioned “Background Information Regarding Proposals Five, Six, Seven, Eight, Nine and Ten” for a discussion of important information regarding the proposed conversion of the Series D Preferred Stock into shares of common stock.
Purpose of and Reasons for the Proposed Conversion of Series D Preferred Stock
Pursuant to the terms of the Stock Purchase Agreement, the Certificate of Designations and the Exchange Agreement, Carver must obtain stockholder approval of the conversion of the Series D Preferred Stock into shares of common stock before the Series C Preferred Stock can convert into 18,154,526 shares of common stock (or 1,210,302 shares of common stock if Proposal Four is approved) and up to 45,104 shares of Series D Preferred Stock and before the TARP Preferred Stock can be exchanged for 34,819,299 shares of common stock (or 2,321,287 shares of common stock if Proposal Four is approved). Please refer to “Proposal Five - Amendment to Certificate of Incorporation Increasing Number of Authorized Shares of Common Stock - Purpose of and Reasons for the Proposed Amendment” for information regarding the effect on Carver and its stockholders if the Series C Preferred Stock does not convert into shares of common stock and Series D Preferred Stock or the TARP Preferred Stock is not exchanged for shares of common stock.
The Series D Preferred Stock is structured to convert into shares of common stock (subject to ownership limitations imposed by applicable regulations) only upon certain Eligible Transfers. A transferee receiving Series D Preferred Stock in an Eligible Transfer is subject to certain restrictions as to ownership of Carver's common stock. Please refer to the section captioned “Background Information Regarding Proposals Five, Six, Seven, Eight, Nine and Ten” for a discussion of Eligible Transfers and restrictions on ownership. Accordingly, you are not being asked to approve the immediate conversion of the Series D Preferred Stock into shares of common stock. Instead, you are being asked to approve the conversion of some or all of the Series D Preferred Stock into shares of common stock at one or more later dates upon the occurrence of one or more Eligible Transfers. Carver cannot predict at this time when or to what extent the Series D Preferred Stock will be transferred pursuant to an Eligible Transfer or to what extent any transferees receiving Series D Preferred Stock will be subject to ownership restrictions. Accordingly, Carver cannot predict at this time the number of shares of common stock that will be issued upon conversion of the Series D Preferred Stock. If all shares of Series D Preferred Stock issuable upon conversion of the Series C Preferred Stock subsequently convert into shares of common stock, then Carver would be obligated to issue an additional 82,744,450 shares of common stock (or into 5,516,297 shares of common stock if Proposal Four is approved).

The Board of Directors Recommends a Vote FOR
the Subsequent Conversion of Series D Preferred Stock into Shares of Common Stock in the Event of Certain Transfers.
Please Mark Your Votes on the Enclosed Proxy Card and
Return it in the Enclosed Postage-Prepaid Envelope
or Vote by Telephone or the Internet.

PROPOSAL NINE EXCHANGE OF TARP PREFERRED STOCK FOR SHARES OF COMMON STOCK

Background Events
Please refer to the section captioned “Background Information Regarding Proposals Five, Six, Seven, Eight, Nine and Ten” for a discussion of important information regarding the proposed exchange of TARP Preferred Stock for shares of common stock.
Purpose of and Reasons for the Exchange of TARP Preferred Stock for Shares of Common Stock
Pursuant to the terms of the Stock Purchase Agreement, the Certificate of Designations and the Exchange Agreement, Carver must obtain stockholder approval of the exchange of the 18,980 shares of TARP Preferred Stock for 34,819,299 shares of common stock (or for 2,321,287 shares of common stock if Proposal Four is approved) before the Series C Preferred Stock can convert into shares of common stock and Series D Preferred Stock and before the TARP Preferred Stock can be exchanged for shares of common stock. Please refer to “Proposal Five - Amendment to Certificate of Incorporation Increasing Number of Authorized Shares of Common Stock - Purpose of and Reasons for the Proposed Amendment” for information regarding the effect on Carver and its stockholders if the Series C Preferred Stock does not convert into shares of common stock and Series D Preferred Stock or the TARP Preferred Stock is not exchanged for shares of common stock.
The Board of Directors Recommends a Vote FOR
the Exchange of TARP Preferred Stock for Shares of Common Stock.
Please Mark Your Votes on the Enclosed Proxy Card and
Return it in the Enclosed Postage-Prepaid Envelope
or Vote by Telephone or the Internet.

PROPOSAL TEN AMENDMENT TO THE CERTIFICATE OF INCORPORATION PERMITTING THE U.S. TREASURY TO VOTE SHARES OF COMMON STOCK IN EXCESS OF 10% OF CARVER'S OUTSTANDING COMMON STOCK

Background Events
Please refer to the section captioned “Background Information Regarding Proposals Five, Six, Seven, Eight, Nine and Ten” for a discussion of important information regarding the proposed amendment permitting the U.S. Treasury to vote shares of common stock in excess of 10% of Carver's outstanding common stock.
Purpose of and Reasons for the Proposed Amendment
Carver's Certificate of Incorporation currently prohibits any person from acquiring or holding beneficial ownership of more than 10% of Carver's issued and outstanding Voting Stock, and further provides that any person holding more than 10% of the issued and outstanding Voting Stock is entitled to only 1/100th of a vote per share for every share in excess of 10% of the outstanding Voting Stock that such person holds. This provision is common in the charters of banks, savings associations and their holding companies, and serves to separate economic interest from voting control of these entities and to discourage ownership in excess of 10% of the voting stock of financial institutions.
As an inducement to the U.S. Treasury's agreement to effect the Exchange, Carver agreed to amend its Certificate of Incorporation to allow the U.S. Treasury to vote all shares of common stock that it holds. Immediately following the Exchange, the U.S. Treasury will own approximately 62.8% of the outstanding common stock, and, if this Proposal Nine if approved, will be entitled to cast one vote for each share of common stock that it holds. Carver's Board of Directors has determined that the most appropriate amendment to the Certificate of Incorporation is to specifically permit the U.S. Treasury to own in excess of 10% of the issued and outstanding common stock. The U.S. Treasury would, in turn, not be subject to the restriction on voting shares held in excess of 10% of the outstanding common stock. All other stockholders will remain subject to the restrictions on ownership and voting set forth in Carver's Certificate of Incorporation.
Pursuant to the terms of the Exchange Agreement, the Stock Purchase Agreement and the Certificate of Designations, Carver must obtain stockholder approval of the proposed amendment to its Certificate of Incorporation before the Series C Preferred Stock can convert into shares of common stock and Series D Preferred Stock and before the TARP Preferred Stock can be exchanged for shares of common stock. Please refer to “Proposal Five - Amendment to Certificate of Incorporation Increasing Number of Authorized Shares of Common Stock - Purpose of and Reasons for the Proposed Amendment” for information regarding the effect on Carver and its stockholders if the Series C Preferred Stock does not convert into shares of common stock and Series D Preferred Stock or the TARP Preferred Stock is not exchanged for shares of common stock.
Proposed Language Amending Carver's Certificate of Incorporation to Permit the U.S. Treasury to Vote Shares in Excess of 10% of Carver's Common Stock

Article V of Carver's Certificate of Incorporation is proposed to be amended by deleting therefrom Article V, Section 2 in its entirety, and substituting in lieu thereof the following:

“Section 2. Prohibitions Relating to Beneficial Ownership of Voting Stock. No Person (other than the Corporation, any Subsidiary, any pension, profit-sharing, stock bonus or compensation plan maintained by the Corporation or by a member of a controlled group of corporations or trades or businesses of which the Corporation is a member for the benefit of the employees of the Corporation and/or any Subsidiary, or any trust or custodial arrangement established in connection with any such plan, or the United Stated Department of the Treasury or any affiliate thereof) shall directly or indirectly acquire or hold the beneficial ownership of more than ten percent (10%) of the issued and outstanding Voting Stock of the Corporation. Any Person so prohibited who directly or indirectly acquires or holds the beneficial ownership of more than ten percent (10%) of the issued and outstanding Voting Stock in violation of this Section 2 shall be subject to the provisions of Sections 3 and 4 of this Article V, below; provided, that the provisions of this Section 2 and the provision of Sections 3 and 4 of Article V shall not apply with respect to any shares of Voting Stock beneficially owned by the United States Department of the Treasury or any affiliate thereof. The Corporation is authorized to refuse to recognize a transfer or attempted transfer of any Voting Stock to any Person who beneficially owns, or who the Corporation believes would become by virtue of such transfer the beneficial owner of, more than ten percent (10%) of the Voting Stock.”
The Board of Directors Recommends a Vote FOR
the Amendment to the Certificate of Incorporation Permitting the
U.S. Treasury to Vote Shares of Common Stock in Excess of 10% of
Carver's Common Stock
Please Mark Your Votes on the Enclosed Proxy Card and
Return it in the Enclosed Postage-Prepaid Envelope
or Vote by Telephone or the Internet.

CORPORATE GOVERNANCE
General

The Board of Directors of Carver is committed to strong and effective corporate governance measures. The Board has developed, and continues to review, policies and practices covering the operation of the Board and its committees, including their composition and responsibilities, the conduct of Board meetings and the structure and role of the Board's committees and related matters, including those discussed below and throughout this proxy statement. Among these measures are the following:
Independence. Under Carver's Bylaws, at least three members of the Board must be independent under the criteria set forth in the Bylaws and, as a company listed on the NASDAQ Global Market, a majority of Carver's Board must be independent under the criteria set forth in its listing requirements. In addition, pursuant to listing requirements of the NASDAQ Stock Market and the respective committee charters, all members of the Finance and Audit Committee, the Nominating/Corporate Governance Committee and the Compensation Committee must be independent.
Board Leadership Structure. The Board of Directors combines the position of Chairman of the Board with the position of Chief Executive Officer, coupled with a lead independent director position, discussed below, to further strengthen Carver's corporate governance structure. The Board of Directors believes this provides an efficient and effective leadership model for Carver. Combining the Chairman of the Board and Chief Executive Officer positions fosters clear accountability, effective decision-making, and alignment on corporate strategy. To assure effective independent oversight, the Board has adopted a number of governance practices, including holding executive sessions of the independent directors, as needed.
Lead Independent Director. The Board of Directors has created the position of lead independent director, whose primary responsibility is to preside over periodic executive sessions of the independent members of the Board of Directors. The lead independent director also prepares the agenda for meetings of the independent directors, serves as a liaison between the independent directors and management and outside advisors, and makes periodic reports to the Board of Directors regarding the actions and recommendations of the independent directors. The independent members of the Board of Directors have designated Robert Holland, Jr. to serve in this position for fiscal year 2011.
Board's Role in Risk Oversight. The Board's role in Carver's risk oversight process includes developing an understanding of banking and risk management (including capital requirements, asset quality control, management requirements, sources of earnings, liquidity, interest rate risk exposure and internal controls to mitigate that exposure), receiving regular reports from members of senior management on areas of material risk to Carver, including operational, financial, legal and regulatory, strategic and reputational risks. The full Board (or the appropriate committee in the case of risks that are reviewed and discussed at committee meetings) receives these reports from the appropriate “risk owner” within the organization to enable the Board or appropriate committee to understand our risk identification, risk management and risk mitigation strategies. When a committee receives the report, the chairman of the relevant committee reports on the discussion to the full Board at the next Board meeting. This enables the Board and its committees to coordinate the Board's risk oversight role, particularly with respect to risk interrelationships.
Director Terms. Directors generally serve for three-year terms and until their successors are elected and qualified. See “Proposal One-Election of Directors-General.”
Executive Sessions. The Board of Directors holds executive sessions for non-employee directors only at which management is not present. These sessions are presided over by Robert Holland, Jr., the presiding independent director. In addition, the Finance and Audit Committee regularly holds sessions at which management is not present, including sessions with Carver's independent auditors and internal auditors at which management is not present. Each director also has access to any member of management and Carver's independent auditors.
Outside Advisors. The Board and its committees may retain outside advisors and consultants as they, in their discretion, deem appropriate.

Board Self-Evaluation. The Nominating/Corporate Governance Committee, among other things, reviews Carver's and the Board's governance profile. In addition, the Board and its committees regularly review their role and responsibilities, composition and governance practices.
Corporate Governance Principles
The Board of Directors adopted Corporate Governance Principles during the fiscal year ended March 31, 2004. From time to time, the Board anticipates that it will revise the Corporate Governance Principles in response to changing regulatory requirements, evolving best practices and the concerns of Carver's stockholders and other constituents. The Corporate Governance Principles are published on Carver's website at www.carverbank.com in the Corporate Governance section of the Investor Relations webpage.
Director Independence Determination
The Board of Directors has determined that each of its non-management directors is independent according to the Board's independence standards as set out in its Bylaws, Corporate Governance Principles, applicable rules of the SEC and the rules of the NASDAQ Stock Market. They are Dr. Samuel J. Daniel, Robert Holland, Jr., Pazel G. Jackson, Jr., Janet L. Rollé, Robert R. Tarter and Susan M. Tohbe. The Board of Directors determined that Deborah C. Wright was not independent because she is currently an executive officer of Carver.
Communications with Board of Directors
The Board of Directors welcomes communications from Carver stockholders. Interested parties may contact the Board of Directors at the following address:
Board of Directors
c/o Corporate Secretary
Carver Bancorp, Inc.
75 West 125th Street
New York, NY 10027
Communications may also be sent to individual directors at the above address.
Carver's Secretary has the responsibility to collect mail for directors, forward correspondence directed to an individual director to that director in a timely manner, and to screen correspondence directed to multiple directors or to the full Board in order to forward it to the most appropriate committee chairperson or the full Board given the nature of the correspondence. Communications to the Board or any individual director that relate to Carver's accounting, internal accounting controls or auditing matters will also be referred to the chairman of the Finance and Audit Committee. Other communications will be referred to the appropriate committee chairperson.
Financial Expert, Audit Committee Independence and Financial Sophistication
The Board of Directors has determined that Robert R. Tarter, Pazel G. Jackson, Jr. and Susan Tohbe each qualifies as an “audit committee financial expert” and is financially sophisticated, and that each member of the Finance and Audit Committee is independent within the meaning of applicable SEC rules and meets the definition of independence in the NASDAQ Stock Market rules.
Director Selection Process
Carver's Nominating/Corporate Governance Committee is charged with the responsibilities described under “Board and Committee Meetings-Nominating/Corporate Governance Committee.”
Among the Nominating/Corporate Governance Committee's responsibilities is to identify and recommend to the Board candidates for election as directors. The committee considers candidates suggested by its members, other directors and stockholders as necessary in anticipation of upcoming director elections and other potential or expected

Board vacancies. The committee is also authorized, at the expense of Carver, to retain search firms to identify candidates, as well as external legal, accounting or other advisors. The committee will provide guidance to search firms it retains about the particular qualifications the Board is then seeking. No search firms or other advisors were retained by the committee in fiscal year 2011.
All director candidates, including stockholder nominees, are evaluated on the same basis. In determining the needs of the Board and Carver, the Nominating/Corporate Governance Committee considers the qualifications of sitting directors and consults with other members of the Board, the Chief Executive Officer and, where appropriate, external advisors. Generally, the committee believes that all directors should exemplify the highest standards of personal and professional integrity should have broad experience in positions with a high degree of responsibility and the ability to commit adequate time and effort to serve as a director. Directors will assume the responsibility of challenging management through their active and constructive participation and questioning in meetings of the Board and its various committees, as well as in less formal contacts with management.
Director candidates, other than sitting directors, are interviewed by members of the committee and by other directors and the Chief Executive Officer, and the results of those interviews are considered by the committee in its deliberations. The Nominating/Corporate Governance Committee also evaluates sitting directors whose terms are nearing expiration, but who may be nominated for re-election, in light of the above considerations and their past contributions to the Board.
The Nominating/Corporate Governance Committee will evaluate director nominations by stockholders that are submitted in accordance with the procedural and informational requirements set forth in Carver's Bylaws and described in this proxy statement under “Additional Information-Notice of Business to be Conducted at Annual Meeting.”
Among the factors that the Nominating/Corporate Governance Committee considers when evaluating the composition of the Board, diversity is critical. For Carver, diversity includes race, ethnicity and gender as well as the diversity of the directors' experience. Included in the qualifications for directors listed in Carver's Corporate Governance Guidelines is whether the candidate has special skills, expertise and background that would complement the attributes of the existing directors, taking into consideration the diverse population of the communities in which Carver operates. Carver's Board is committed to ensuring that it comprises individuals whose backgrounds reflect the diversity represented by our employees, customers and shareholders.
Code of Ethics
Carver has adopted a Code of Ethics, which applies to Carver's directors and employees and sets forth important Company policies and procedures in conducting Carver's business in a legal, ethical and responsible manner. Carver has also adopted a Code of Ethics for Senior Financial Officers, which applies to Carver's chief executive officer, chief financial officer, controller and other persons performing similar functions that supplement the Code of Ethics by providing more specific requirements and guidance on certain topics. Each of the Code of Ethics and Code of Ethics for Senior Financial Officers including future amendments, is available free of charge on Carver's website at www.carverbank.com in the Corporate Governance section of the Investor Relations webpage or by writing to the Secretary, Carver Bancorp, Inc., 75 West 125th Street, New York, New York 10027, or by telephoning (212) 360-8876. Carver intends to post on its website any waiver under the codes granted to any of its directors or executive officers.
Website Access to Governance Documents
Carver's Corporate Governance Principles and the charters for the Finance and Audit, Compensation and Nominating/Corporate Governance Committees are available free of charge on Carver's website at www.carverbank.com in the Corporate Governance section of the Investor Relations webpage or by writing to the Secretary, Carver Bancorp, Inc., 75 West 125th Street, New York, New York 10027, or by telephoning (212) 360-8876.

Board and Committee Meetings

The Board of Directors of Carver holds regularly scheduled meetings during the fiscal year to review significant developments affecting Carver and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. Members of senior management regularly attend Board meetings to report on and discuss their areas of responsibility. During fiscal year 2011, the Board met twenty-five times. No incumbent director attended fewer than 75%, in the aggregate, of the total number of Carver Board meetings held while he or she was a member of the Board during fiscal year 2011 and the total number of meetings held by committees on which he or she served during such fiscal year.
Carver's Corporate Governance Principles encourage directors to attend Carver's Annual Meeting of stockholders and all Board meetings and meetings of committees of the Board on which they serve. Carver's Bylaws require that Carver have executive, finance and audit, nominating/corporate governance, compensation and asset liability and interest rate risk committees. The Board has adopted a charter for each of the Nominating/Corporate Governance Committee, the Compensation Committee and the Finance and Audit Committee, each of which may be amended from time to time. The nature and composition of each of the standing committees of Carver are described below.
Executive Committee. Pursuant to Carver's Bylaws, the Executive Committee is authorized to act as appropriate between meetings of the Board. The members of this committee are Directors Robert Holland, Jr. (Chairman), Dr. Samuel Daniel, Pazel G. Jackson, Jr. Robert R. Tarter and Deborah C. Wright. The Executive Committee did not meet during fiscal year 2011.
Nominating/Corporate Governance Committee. As of February 2011, the Nominating/ Corporate Governance Committee consists of Directors Robert Holland, Jr., (Chairman), Dr. Samuel J. Daniel and Janet L. Rollé. All members of the committee have been determined to be independent directors. The Nominating/Corporate Governance Committee's functions include advising the Board on matters of corporate governance and considering qualifications of prospective Board member candidates, including conducting research to identify and recommend nomination of suitable candidates who are willing to serve as members of the Board, reviewing the experience, background, interests, ability and availability of prospective nominees to meet time commitments of the Board and committee responsibilities, considering nominees recommended by stockholders who comply with procedures set forth in Carver's Bylaws and determining whether any prospective member of the Board has any conflicts of interest which may impair the individual's suitability for such service. The committee has the responsibility to monitor current members of the Board pursuant to the same guidelines used to select candidates. The Nominating/Corporate Governance Committee is also responsible for identifying best practices and developing and recommending to the Board a set of corporate governance principles applicable to Carver and for periodically reviewing such principles.
The Nominating/Corporate Governance Committee met once during fiscal year 2011 and recommended the director nominees to the Board of Directors, which accepted these recommendations. Only those nominations made by the Nominating/Corporate Governance Committee and approved by the Board will be voted upon at the Annual Meeting. For a description of the proper procedure for stockholder nominations, see “Additional Information-Notice of Business to be Conducted at Annual Meeting” in this proxy statement.
Compensation Committee. The Compensation Committee consists of Directors Dr. Samuel Daniel (Chairman), Janet L. Rollé and Robert R. Tarter. All members have been determined to be independent directors. The Compensation Committee evaluates the performance of Carver's Chief Executive Officer and approves her compensation in consultation with the non-management members of the Board of Directors and, based on recommendations from management, reviews and approves senior management's compensation and approves compensation guidelines for all other officers. The Compensation Committee administers Carver's management recognition, incentive compensation stock option, and stock incentive plans and, in consultation with senior management, reviews and approves compensation policies. The Compensation Committee met six times during fiscal year 2011.
Finance and Audit Committee. The Finance and Audit Committee consists of Directors Robert R. Tarter (Chairman), Pazel G. Jackson, Jr., and Susan M. Tohbe. All members have been determined to be independent directors. The Finance and Audit Committee's primary duties and responsibilities are to:

•	monitor the integrity of Carver's financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

•	manage the independence and performance of Carver's independent public auditors and internal auditing function;

•	monitor the process for adhering to laws, regulations, Carver's Code of Ethics and the Code of Ethics for Senior Financial Officers; and

•	provide an avenue of communication among the independent auditors, management, the internal auditing function and the Board of Directors.

Other specific duties and responsibilities include reviewing Carver's disclosure controls and procedures, internal controls, Carver's periodic filings with the SEC and earnings releases; producing the required audit committee annual report for inclusion in Carver's proxy statement; and overseeing complaints concerning financial matters. The Finance and Audit Committee met nine times during fiscal year 2011, including meetings to review Carver's annual and quarterly financial results prior to their public issuance.
Asset/Liability and Interest Rate Risk Committee. The Asset/Liability and Interest Rate Risk Committee consists of Directors Pazel G. Jackson, Jr. (Chairman), Susan M. Tohbe and Deborah C. Wright. The Asset/Liability and Interest Rate Risk Committee monitors activities related to asset/liability management and interest rate risk, including the approval or ratification of mortgage loans and the establishment of guidelines related to risk, purchase or sale of loans and investments, and management of interest rate, credit and liquidity risk against objectives and risk limitations set forth in Carver Federal's policies. The committee met thirteen times during fiscal year 2011.
Compensation Committee Report
The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this proxy statement and has discussed it with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
The following report has been furnished by members of the Compensation Committee:
Dr. Samuel J. Daniel (Chairperson)
Janet L. Rollé
Robert R. Tarter

COMPENSATION DISCUSSION AND ANALYSIS
2011 COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary

Fiscal years ended March 31, 2010 and 2011 have been among the most challenging in Carver's history, with the surrounding communities severely impacted by the global recession and restructuring of the banking industry. As a result, Carver produced its first operating loss in the fiscal year ended March 31, 2010 after seven profitable years. Carver took increased provisions for loan losses and write downs/charge offs of loans as property values declined and defaults increased. Due to these provisions, the Company suspended its common stock dividend in the second quarter of 2011 to preserve capital. The regulators issued a Cease and Desist Order on February 7, 2011, ordering the Company to increase capital ratios by April 30, 2011. To that end, Carver successfully raised $55 million of capital through private placement from key investors and the National Community Investment Fund in order to fuel recovery and an enhanced strategic direction for the Company. Even with these challenges, the Company was able to:

•	Maintain a strong net interest margin of 3.81% for the fiscal year ended March 31, 2011.

•	Increase core deposits 16.4% compared to the fiscal year ended March 31, 2010.

•	Exchange the TARP investment for Community Development Capital Initiative funds in the third quarter of 2010 which reduced dividend expenses by approximately $569,000 annually.

•	Increase Carver's core capital ratio and total risk-based capital ratio at June 30, 2011 to approximately 12.4% and 19.2%, respectively.

•	Launch the Carver Community Cash Program, which provides products and services to unbanked and underbanked customers.

The Company continues to pursue a strategy that seeks to increase shareholder value and to profitably provide services to our customers. As in past years, for the fiscal year ended March 31, 2011, the Company used the net income metric to determine achievement of fiscal year goals and the annual cash incentive pool under the Company's short-term incentive plan (“Incentive Plan”) (as discussed below). After careful review of the Company's performance, the Compensation Committee of the Board of Directors (the “Committee” or the “Compensation Committee”) determined that the Company did not meet its net income goal for the fiscal year ended March 31, 2011, and no cash bonuses were awarded to the Named Executive Officers (defined below) under the Incentive Plan.

The Board of Directors of Carver and the Compensation Committee share a strong pay-for-performance philosophy, which seeks to reward the achievement of performance goals and aligns Carver's executives' interests with those of Carver's stockholders. At the same time, Carver strives to attract and retain high performing executives of outstanding skill and capability by endeavoring to provide competitive compensation. The following discussion focuses on the Compensation Committee's philosophy and practices, particularly as it relates to the Named Executive Officers for the fiscal year ended March 31, 2011 and provides important context for the more detailed disclosure tables and specific compensation amounts provided elsewhere in the proxy statement. The following table lists Carver's Chief Executive Officer, and three other most highly compensated executive officers: Chief Financial Officer, Chief Risk Officer and General Counsel and Chief Retail Officer who served in such capacities during the fiscal year ended March 31, 2011 (the “Named Executive Officers”).

Name	Position with the Company During Fiscal Year 2011
Deborah C. Wright	Chairman and Chief Executive Officer
Chris A. McFadden	Executive Vice President and Chief Financial Officer*
Mark A. Ricca	Executive Vice President, Chief Risk Officer and General Counsel*
John Spencer	Senior Vice President and Chief Retail Officer
* Note: Effective June 10, 2011, Chris McFadden resigned the position of Executive Vice President, Chief Financial Officer and Mark Ricca was appointed Chief Financial Officer and Chief Administrative Officer.
Compensation Philosophy

The Company's success depends on hiring and retaining highly qualified individuals, as each executive has the potential to influence its short and long-term performance. Therefore, the Committee places considerable effort on the design and administration of the Company's compensation program. Carver's competitive position is a critical element in the recruitment and retention of executives and all employees. As a small community bank in New York City, competitive pressures on the ability to attract and retain talent are intense. Most executives and staff are recruited to Carver from money center banks and other larger financial institutions.

The Committee believes that executive compensation should support Carver's unique business strategy and result in a compensation program that:

•	Enables Carver to attract and retain top talent by providing competitive reward opportunities while at the same time effectively controlling compensation costs.

•	Places significant focus on incentive/performance based rewards that are contingent on achievement of Company and individual performance.

•	Enhances Carver's long-term stockholder value.

Carver's compensation program is significantly performance-based. As such, executive compensation can and does vary significantly, up or down, based on the Company's performance relative to strategic goals and industry peers. Carver's strategic vision and strategies are translated into specific performance goals, which the Committee considers in assessing performance and making total compensation decisions. To foster teamwork in building long-term performance and stockholder value, executive pay reflects a mix of Company, department and individual performance. Carver's assessment of compensation and performance considers a balanced view of factors critical to understanding the Company's total performance, as follows.

•
Internal and External Benchmarks - executive performance is measured against the Company's financial, operational and strategic goals for the fiscal year, along with economic and industry factors that may impact performance or strategy.

•
Company and Individual performance - executives are incented to work together as a team to drive overall Company performance; however, each executive is also held accountable and rewarded for achieving individual goals.

•
Short and Long-Term Performance - compensation reflects a balance of short-term performance (i.e., how the Company meets its annual goals) and long-term performance (i.e., building a platform for sustained, profitable growth over multiple years).

•
Unique Business Model - Carver's legacy is anchored in a 63-year history of commitment to providing capital, and thereby expanding wealth enhancing opportunities, to consumers and institutions in historically low to moderate income communities. Opportunities created by a substantial expansion of economic opportunity in these communities in recent years is balanced by significantly greater competition from global institutions and persistently high rates of poverty, and therefore limited assets that can be invested by a majority of the residents of communities in which the Company operates. The Company's “Outstanding” rating by the Office of Thrift Supervision following its most recent Community Reinvestment Act examination in February 2009 (conducted every three years), noted that 55% of Carver's loans were originated in such communities, far exceeding peer institutions.

Benchmarking of Compensation

The Compensation Committee periodically benchmarks compensation of executive officers and directors utilizing published industry surveys and publicly disclosed information from a peer group of publicly traded banks. The frequency of the comprehensive reviews will reflect the competitive landscape as well as the Company's own growth. A comprehensive competitive review by Pearl Meyer & Partners was conducted in the fall of 2010.

The peer group below was approved by the Compensation Committee and reviewed by the compensation consultant to reflect banks with a similar business focus and of similar asset size and region to Carver. The peer group is reviewed and updated, as appropriate, as the comparability of banks may change depending on acquisitions and business focus of the Company or peer institutions. The peer group included banks that ranged from $488 million to $2.7 billion in assets with a median of $1.1 billion in assets and remained unchanged from the fiscal year ended March 31, 2010. A list of banks in the peer group follows.

Peer Group*
Berkshire Bancorp Inc.
Brooklyn Federal Bancorp, Inc.

Center Bancorp, Inc.
Chemung Financial Corporation
Clifton Savings Bancorp, Inc.
First of Long Island Corporation
Hudson Valley Holding Corporation
Intervest Bancshares Corporation
Ocean Shore Holding Company
OceanFirst Financial Corporation
Oneida Financial Corporation
Severn Bancorp, Inc.
State Bancorp, Inc.
Sterling Bancorp
Wilber Corporation

* Note: In late 2010, Bank of Smithtown was acquired by People's United Financial, Inc. Bank of Smithtown was removed from the peer group.

For the fiscal year ended March 31, 2011 it was determined that the competitive total compensation review would solely utilize published industry-specific survey data in order to more fully approximate the Company's asset size and geographic focus. For the fiscal year ended March 31, 2011, the Committee determined that changing the peer group would not result in a change to Carver's current recruitment or compensation practices and voted to keep the current peer group through the fiscal year ending March 31, 2012. As such, the aforementioned peer group will continue to be used to benchmark industry best practices. Pearl Meyer & Partners provides comparative data from several northeast banking association surveys as well as published industry surveys and a proprietary database of national banking compensation data. Data reflect banks of similar asset size and region to the Company.
Compensation-Related Governance and Roles of the Committee and Others in Executive Compensation
Participation in Capital Purchase Program

In the fiscal year ended March 31, 2009, the Company entered into a Securities Purchase Agreement with the U.S. Treasury that provided for the Company's participation in the Capital Purchase Program (“CCP”) under the Troubled Asset Relief Program (“TARP”). In October, 2009, the U.S. Treasury announced the Community Development Capital Initiative (“CDCI”), a new program under TARP, to invest lower-cost capital in Community Development Financial Institutions that lend to small businesses in the country's hardest-hit communities. In August, 2010, the Company exchanged $18.98 million of its preferred stock previously issued to the U.S. Treasury in connection with the Company's participation in the TARP CPP, for an equivalent amount under the CDCI. The transaction reduced the dividend rate that Carver pays to the U.S. Treasury from 5% to 2%, saving $569,000 annually, and extending the total period in which this lower cost capital can be utilized from five to eight years.

TARP participants are required to agree to significant restrictions on executive compensation during the period in which the U.S. Treasury holds an equity position in the Company as a condition of participation. Also, the American Recovery and Reinvestment Act of 2009 (“ARRA”) created compensation-related limitations in addition to compensation limitations under TARP and required the Secretary of the United States Treasury to establish additional standards for executive compensation that apply beyond the Company's senior executive officers to include the 20 next most highly compensated employees. In compliance with such requirements, the Company's senior executive officers or “SEO's” and the next 20 most highly compensated employees have agreed in writing to accept the compensation restrictions under the TARP and ARRA and thereby limit some of their contractual or legal rights.

Under TARP and ARRA, while a participant in the TARP programs, the following compensation restrictions are in effect:

•
Claw back of Bonus and Incentive Compensation if Based on Certain Material Inaccuracies. Incentive compensation paid that is later found to have been based on materially inaccurate financial statements or other materially inaccurate measurements of performance is subject to recovery by the Company. The Company's senior executive officers and next 20 most highly paid employees acknowledge that each incentive program and each compensation or benefit agreement that incorporates incentive compensation was deemed amended to the extent necessary to give effect to such claw-back.

•
No Compensation Arrangements that Encourage Excessive Risks. The Company is prohibited from entering into compensation arrangements that encourage employees to take “unnecessary and excessive risks that threaten the value” of the Company. To insure this does not occur, the Company's Compensation Committee is required to meet at least once a year with senior risk officers to review the Company's compensation arrangements in light of the Company's risk management policies and practices. To the extent that such review suggests revisions to any compensation arrangement, the Company agrees to modify promptly the compensation arrangement to eliminate any undue risk. In the fiscal year ended March 31, 2011, the Compensation Committee met with the Company's Chief Risk Officer and determined that Carver's compensation program does not encourage unnecessary risk taking by executive officers. Carver's short-term and long-term incentive programs use a broad based balance of performance measures with no one measurement dominating the payout determination. This feature greatly mitigates any incentive for an employee to engage in unnecessary or excessive risk. The performance measures include net income, loan and deposit growth, efficiency ratio, SOX 404 compliance, New Markets Tax Credit allocation deployment and individual performance throughout the year. Company and departmental goals are based upon an annual business plan submitted to and approved by the Board of Directors, whereat the Board considers the reasonableness of the plan and its goals. Individual performance is based upon actual performance compared to pre-established performance goals and market and other conditions. In this connection, incentive compensation can be reduced to zero based upon individual performance, further ensuring employees are not rewarded for performance that is not in Carver's best long term interests.

•	Limit on Federal Income Tax Deductions. The Company is prohibited from taking a federal income tax deduction for compensation paid to senior executive officers in excess of $500,000 per year.

•
Limit on Severance. The Company is prohibited from making severance payments resulting from termination of employment for any reason, except for payments for services performed or benefits accrued to the Company's senior executive officers and the next 20 most highly compensated employees.

•
Limits on Incentive Compensation. The ARRA standards prohibit the payment or accrual of any bonus, retention award or incentive compensation to the Company's most highly compensated employee (in Carver's case, the Chief Executive Officer) other than awards of long-term restricted stock that (i) do not fully vest while participating in the TARP programs, (ii) have a value not greater than one-third of the total annual compensation of the employee and (iii) are subject to such other restrictions as determined by the Secretary of the Treasury. The prohibition on bonus, incentive compensation and retention awards does not preclude payments required under written employment contracts entered into on or prior to February 11, 2009.

•
Compensation Committee Functions. ARRA requires that the Company's Compensation Committee be comprised solely of independent directors and that it meets at least semiannually to discuss and evaluate the Company's employee compensation plans in light of an assessment of any risk posed to the Company from such compensation plans.

•
Compliance Certifications. ARRA requires a written certification by the Company's Chief Executive Officer and Chief Financial Officer of the Company's compliance with the provisions of ARRA. These certifications must be contained in the Company's Annual Report on Form 10-K that is filed after the relevant Treasury regulations are issued.

•
Treasury Review of Excessive Bonuses Previously Paid. ARRA directs the Secretary of the Treasury to review all compensation paid to the Company's senior executive officers and the Company's next 20 most highly compensated employees before date of enactment to determine whether any such payments were inconsistent with the purposes of ARRA or were otherwise contrary to the public interest. If the Secretary of the Treasury makes such a finding, the Secretary of the Treasury is directed to negotiate with the TARP recipient and the affected employees for appropriate reimbursements to the Treasury with respect to the compensation and bonuses.

•
Limitation on Luxury Expenditures. The Board of Directors must have in place a company-wide policy regarding excessive or luxury expenditures, as identified by the Treasury, which may include excessive expenditures on (i) entertainment or events, (ii) office and facility renovations, (iii) aviation or other transportation services, (iv) other unreasonable expenditures for staff development events, performance initiatives or other similar measures conducted in the normal course of business operations.

•
Say on Pay. Under ARRA, the SEC promulgated rules requiring a non-binding say on pay vote by shareholders on executive compensation at the annual meeting. The Company implemented this provision beginning with the proxy statement for the fiscal year ended March 31, 2009 by including the submission of an “Advisory Vote on Compensation of Named Executive Officers”

Entry into Enforcement Orders with Office of Thrift Supervision
In February, 2011, Carver and Carver Federal each entered into formal enforcement orders (“Enforcement Orders”) with the Office of Thrift Supervision, and as a result, Carver Federal is designated as being “in troubled condition,” subject to the requirements of the golden parachute regulations promulgated by the Federal Deposit Insurance Corporation (“FDIC”) under 12 C.F.R Part 359. The Enforcement Orders specifically prohibit Carver and Carver Federal from entering into, renewing, extending or revising any contractual arrangement relating to compensation or benefits for any senior executive officer or director of Carver or Carver Federal, unless Carver or Carver Federal, as applicable, first provides the applicable regulatory authority, which in the case of Carver, would be the Board of Governors of the Federal Reserve System (“FRB”) and in the case of Carver Federal, would be the Office of the Comptroller of the Currency (“OCC”), with not less than 30 days prior written notice of the proposed compensation arrangement. Moreover, the Enforcement Orders require the Boards of Carver and Carver Federal to ensure that the contract, agreement or arrangement complies with the requirements of the FDIC golden parachute regulations under 12 C.F.R. Part 359.
The FDIC golden parachute regulations limit the ability of Carver and Carver Federal to enter into contracts and to pay and make golden parachute payments to directors, officers, employees or controlling stockholders. A golden parachute payment includes, generally, any payment (or agreement to make any payment) in the nature of compensation which is contingent on such person's termination of employment or affiliation with Carver or Carver Federal and is received on or after, or is made in contemplation of, when Carver Federal is or becomes troubled. Accordingly, for so long as Carver and Carver Federal remain subject to the Enforcement Orders or Carver Federal is designated as being in troubled condition, no payments can be made under any employment agreement or change in control agreement or any other contract, agreement or arrangement that would become payable as a result of a director's, officer's or employee's employment if such payment would constitute a golden parachute payment. Payments that become due under any tax-qualified plan, certain bona fide deferred compensation plans, nondiscriminatory severance pay plan (so long as the severance payment does not exceed 12 months of base compensation), and payments made by reason of death or disability, or payments that are approved by the FDIC are not subject to this limitation.
Role of the Compensation Committee

The Compensation Committee is responsible for discharging the Board of Directors' responsibilities in executive compensation matters and establishing policies that govern employee compensation and short- and long-term incentive compensation plans. The Committee reviews all elements of the Company's Chief Executive Officer and other executive officers' compensation including base salary, annual incentive, long-term/equity incentives, and benefits. Three members of the Board serve on the Committee, each of whom is independent. The Committee met six times during the fiscal year ended March 31, 2011. The Chairman of the Committee reported on Committee actions at subsequent meetings of the Board of Directors.

The Committee reviews the Chief Executive Officer's performance and makes decisions regarding the Chief Executive Officer's compensation in consultation with non-management members of the Board of Directors. Input and data from the Senior Vice President and Chief Human Resources Officer and other management as well as outside consultants and advisors are provided as requested by the Committee. Decisions regarding other executives are made by the Compensation Committee considering recommendations from the Chief Executive Officer and with input from the Senior Vice President and Chief Human Resources Officer and an outside compensation consultant. Decisions by the Compensation Committee with respect to compensation of the Chief Executive Officer are ratified by the full Board of Directors.

The Committee has the authority and resources to obtain advice and assistance from internal or external legal, human resources, accounting or other experts, advisors, or consultants, as it deems desirable or appropriate. Details on the Committee's role are more fully described in its charter, which has been approved by the Board of Directors. The charter can be viewed on the Company's website at www.carverbank.com.

Interaction with the Compensation Consultant

The Committee utilizes the services of external advisors and consultants throughout the year regarding executive compensation. The Committee utilizes the services of its consultant to conduct periodic comprehensive total compensation studies as well as ongoing updates on market and best practices. This information was requested and utilized as needed to support the Committee's decisions and review processes. The Committee retains the right to hire, fire and seek the services of consulting and advisory firms.

During the fiscal year ended March 31, 2011, the Committee relied on the services of Pearl Meyer & Partners (“PM&P”) to provide advice and counsel related to executive compensation issues. The Committee had direct access to these advisors and PM&P reports directly to the Committee. PM&P conducted several studies for the Committee during the fiscal year ended March 31, 2011 and attended five of its six meetings (in person or by phone) held in the fiscal year ended March 31, 2011.

PM&P reports directly to the Compensation Committee and under the direction of the Committee may work with management on specific issues or assignments as appropriate. During the fiscal year ended March 31, 2011 PM&P worked with management to complete the compensation tables presented in the following pages and to insure the Company's incentive programs continue to be in-line with best practices.

Role of Executives in Committee Deliberations

The Compensation Committee occasionally requests one or more members of senior management to be present at Committee meetings where executive compensation and Company or individual performance are discussed and evaluated. Executives are free to provide insight, suggestions or recommendations regarding executive compensation. However, only the Compensation Committee members are allowed to vote on decisions regarding executive compensation.

The Compensation Committee meets with the Chief Executive Officer to discuss her own performance and compensation package, but ultimately decisions regarding her compensation are made solely based upon the Committee's deliberations with input from the compensation consultant, as requested. Decisions regarding executives reporting directly to the Chief Executive Officer are made by the Compensation Committee considering recommendations from the Chief Executive Officer, as well as input from the compensation consultant as requested.

Combined Chairman of the Board and Chief Executive Officer Role

The Board of Directors has appointed Deborah C. Wright to the positions of Chairman of the Board and President, Chief Executive Officer of Carver Bancorp, Inc. and Carver Federal Savings Bank.  The Board believes that Carver and its shareholders are well served by having her industry expertise, knowledge and visibility in the combined role.  The combining of these positions serves two purposes:  (1) provides a uniform voice to our customers, partners, and shareholders, and (2) seamlessly promotes development and execution of our corporate strategy.

Additionally, the Board believes the combined role facilitates the information exchange between management and the Board, which we believe to be critical to effective corporate governance.

The Board will continue to review and evaluate the combined roles of Chairman and Chief Executive Officer to ensure this is in the best interest of Carver and its shareholders. Since all of our directors are independent, with the exception of Ms. Wright, and having Mr. Holland serve as our independent Lead Director, shareholders should be assured that the Board will collectively act in the best interest of Carver and its shareholders.
Total Compensation Program Components

The main components of the Company's total compensation program are: Base Salary, Annual Incentives, and Long-term Incentives. The Company does not offer separate executive benefits and perquisites with the exception of a supplemental retirement plan for the Chief Executive Officer explained in the section entitled “Employment and Other Agreements with Executive Officers” found later in this document.

The following sections summarize the role of each component, how decisions are made and resulting decisions for the fiscal year ended March 31, 2011 as they relate to the Named Executive Officers.

Base Salary

The purpose of base salary is to provide competitive base compensation that recognizes the executives' role, responsibilities, experience, performance and past and potential contribution to the Company. The Company targets base salaries at the 50th percentile of the benchmark market data; however, judgment is exercised in determining each executive's situation relative to market. As a result, experienced and/or high performing executives may be paid above the market median and less experienced or average performing executives may be paid below the market median. The Company has provided salary increases historically at approximately 3% to 4% annually, with limited exceptions to reflect factors including added responsibilities for an executive or marketplace changes in compensation for a particular position. For the fiscal year ended March 31, 2011, salary increases for the Named Executive Officers were limited to market adjustments. As such, only one Named Executive Officer, Mark Ricca, received a salary adjustment.

Short-Term Incentives

The purpose of the Company's performance-driven Incentive Plan (“the Incentive Plan”) is to motivate and reward corporate, department and individual performance. Performance goals are set annually and reviewed by the Board and payouts are based on achievement of the predefined goals.

The Compensation Committee has determined that the primary goal and driver of incentive pay awards is achievement of budgeted net income based on the fiscal year business plan prepared by management and approved by the Board at the beginning of each fiscal year. Each fiscal year, a funding schedule is developed that translates incentive payouts relative to the fiscal year-end net income. Funding is adjusted up or down based on the Bank's actual performance. However each year the Committee determines a minimum level of threshold performance, below which incentive payouts cannot be earned. Incentive payouts can range from 0% of target to a maximum payout of 150% of target (not including upside opportunity - see explanation below).

The incentive pool at target performance is defined to provide competitive incentives and to reflect Carver's desired compensation philosophy to place significant focus on incentive/performance based rewards that are contingent on achievement of Company goals.

Corporate performance, as measured by net income, consists of 40% to 50% of the executives' incentive awards, depending on his/her role. The remaining percentage consists of other specific department/strategic goals that reflect critical measures for the fiscal year. For the fiscal year ended March 31, 2011, the incentive plan for the Named Executive Officers was structured to be comprised of 40% to 50% related to corporate performance and 50% to 60% related to department/strategic goals. Annual incentives for additional executives were structured in similar ranges. The department/strategic goals for the management team for the fiscal year ended March 31, 2011 included the following measures:

•	Organic loan and deposit growth.

•	Increased fee income or other items leading to improved return on equity.

•	Improved efficiency ratio.

•	Deployment of New Markets Tax Credit allocation, generating tax savings for the Company.
In addition to corporate and department goals, the Plan's design includes an individual modifier that allows incentive awards to be modified (up or down) to reflect overall individual performance and contributions. As such, an individual incentive award can be increased by 30% for exceptional performance or reduced to 0% for poor performance.
For the fiscal year ended March 31, 2011, the Company’s annual target incentive ratios for the Named Executive Officers were as follows:

Executive	Target Incentive Ratio (as % of salary)	Potential Range (with additional 30% upside potential)
Chief Executive Officer, Deborah C. Wright	50%	0% - 97.5%
Chief Financial Officer, Chris A. McFadden	30%	0% - 58.5%
Chief Risk Officer and General Counsel, Mark A. Ricca	30%	0% - 58.5%
Chief Retail Officer, John Spencer	25%	0% - 48.8%

Annual incentives when awarded are not fixed compensation, must be re-earned each year and are based on actual performance. The Compensation Committee reviews the Incentive Plan each year and, if necessary, resets the specific goals and targets for executives to align with business needs and the desired compensation philosophy.

As discussed earlier in this document, for the fiscal year ended March 31, 2011, the Company used the net income metric to determine achievement of fiscal year goals and the annual incentive pool. After review of the Company's performance, the Committee determined that the Company did not meet net income goal for the fiscal year ended March 31, 2011, and, as was the case with the fiscal year ended March 31, 2010, no bonuses were awarded to the Named Executive Officers pursuant to the Company's Incentive Plan.
Long-Term Incentive Compensation

The Company believes strongly in the importance of aligning executive incentives with the long-term performance of the Company and interests of stockholders. The purpose of the Company's long-term incentive plan (the “Plan”) is to promote the Company's growth and profitability, to provide certain officers with an incentive to achieve corporate objectives, to attract and retain individuals of outstanding competence and to provide initial grants to new non-employee directors of the Company. The Plan is also designed to align participants' interests with stockholders of the Company and serves as a retention tool for key members of management.

The Compensation Committee reviews the Plan each year and insures specific goals and targets for executives are aligned with business objectives and the Company's compensation philosophy. As a demonstration of the Company's desire for long-term shareholder alignment, for the fiscal year ended March 31, 2011, the Committee selected Return on Equity (“ROE”) as the performance measure for allocating and vesting awards. Similar to the annual Incentive Plan, if the Company does not achieve threshold performance, as determined yearly by the Committee, no long-term incentive awards are granted under the Plan for that fiscal year. However, the Compensation Committee, at its discretion, may award discretionary equity grants outside of the Plan on an individual basis where it deems appropriate.

Long-term incentives may be in the form of cash (such as awards under the Performance Compensation Plan,

which is discussed below), stock options and/or restricted stock (such as awards under the proposed new equity plan, discussed above). Due to the size of the Company, limited trading and low volatility of the Company's stock, and the Company's desire to manage shareholder dilution carefully, the Committee diligently takes steps each year to adjust the Company's programs to remain consistent with industry practice. The Committee will continue to review and adjust, if needed, the effectiveness of its strategy and payout mix each fiscal year.

Regardless of the type of award (stock options, restricted stock, or cash), under the Company's current long-term incentive plan, the awards vest over a five-year period, at 20% each year on the anniversary of the grant date with accelerated vesting in years three or four if the Company meets or exceeds the current peer group's average three-year ROE.
The long-term incentive plan payout ratios for the fiscal year ended March 31, 2011for the Named Executive Officers are as follows:

Executive	Position	Target Award
Deborah C. Wright	Chairman and Chief Executive Officer	50%
Chris A. McFadden	Executive Vice President and Chief Financial Officer	30%
Mark A. Ricca	Executive Vice President, Chief Risk Officer and General Counsel	30%
John Spencer	Senior Vice President and Chief Retail Officer	25%

As discussed above, the Company used the ROE metric to determine achievement of fiscal year goals and the long-term incentives. After review of the Company's performance, the Committee determined that the Company did not meet its ROE goal for the fiscal year ended March 31, 2011, and, as was the case for the fiscal year ended March 31, 2010, no long-term incentives were awarded to the Named Executive Officers pursuant to the Company's Long-term Incentive Plan. However, in July 2010, the Company granted each of Ms. McFadden and Mr. Ricca 7,500 shares of restricted stock and granted Mr. Spencer 5,000 shares to maintain their total compensation at a competitive market level.

Compensation of Executive Officers and Directors
SUMMARY COMPENSATION TABLE AT FISCAL YEAR END 2011
The following table presents compensation information regarding the Company’s Chief Executive Officer, Chief Financial Officer, Chief Risk Officer and Chief Retail Officer who served in such capacities at fiscal year end March 31, 2011 (collectively, the “Named Executive Officers”).

Name and Principal Position	Year Ended 3/31	Salary	Bonus	Stock Awards (5)	Option Awards (5)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(6)	All Other Compensation (7)	Total
Deborah C. Wright (1) Chairman and Chief Executive Officer	2011	$385,000	—	—	—	—	$4,671	$38,511	$428,182
	2010	$385,420	—	—	—	—	$11,967	$88,673	$486,060
	2009	$376,698	—	$40,860	—	—	$1,204	$39,938	$458,699

Chris M. McFadden (2)	2011	$275,000	—	$45,525	—	—	—	$9,800	$330,325
Executive Vice President and	2010	$141,731	—	—	—	—	—	$—	$141,731
Chie Financial Officer

Mark A. Ricca (3)	2011	$236,538	—	$45,525	—	—	—	$9,800	$291,863
Executive Vice President, Chief	2010	$200,000	—	—	—	—	—	$8,028	$208,028
Financial Officer and General Counsel	2009	$69,231	—	—	—	—	—	—	$69,231

John Spencer (4)	2011	$160,000	—	$30,350	—	—	—	$1,600	$191,950
Senior Vice President and	2010	$160,000	—	—	—	—	—	—	$160,000
Chief Retail Officer	2009	$18,462	—	—	—	—	—	—	$18,462
______________________

(1)	Other compensation includes $9,800 401k plan match; 9,014 ESOP shares valued at $0.90 per share on March 31, 2011.

(2)	Ms. McFadden joined the Company on 9/14/2009 and resigned effective June 10, 2011. Other compensation is $9,800 401k plan match.

(3)	Mr. Ricca joined the Company on 11/20/2008, and was appointed as Chief Financial Officer effective June 10, 2011. Other compensation is $9,800 401k plan match.

(4)	Mr. Spencer joined the Company on February 27,2009. Other compensation is $1,600 401k plan match.

(5)
Theses amounts reflect the reflect the aggregate grant date fair value of the awards, calculated under FASB ASC Topic 718, which was $6.07 per share. Option values when awarded are based on their Black-Scholes value, based on the assumptions set forth in Note 13 to the Financial Statements set forth in Carver's Form 10-K for the fiscal year ended March 31, 2011.

(6)
The significant change in the present value of the pension plan benefit is due to using a different rate to calculate the value. In the past an 8% rate was used which coincided with what was used for FAS 35 measurement. This year, the FASB 87 disclosure rate of 5.645% was used to comply with the SEC requirement that a plan sponsor must use the assumptions it uses for generally accepted accounting principles.

(7)	The Company does not currently offer additional perquisites in excess of $10,000 per year for any Named Executive Officer.

The following table sets forth information regarding stock awards, stock options and similar equity compensation outstanding at March 31, 2011, whether granted during fiscal year ended March 31, 2011 or earlier. No awards have been transferred.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2011

	Option Awards						Stock Awards
Name	Date of Grant	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable (2)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price($)	Option expiration date	Number of shares or units of stock that have not vested (#)(1)	Market Vlue of shares or units ofstock that have nt vested ($)(2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Deborah C. Wright	8/22/2001	30,000			9.930	8/20/2011
	6/12/2002	30,000			12.060	6/9/2012
	6/24/2003	20,000			16.410	6/21/2013
	6/24/2004	15,000			19.630	6/22/2014
	6/9/2005	4,074	9,507		17.130	6/7/2015
	11/20/2006	4,696	7,046		16.500	11/17/2016	1,103	$993
	5/11/2007	2,624	10,496		16.900	5/11/2017	2,464	$2,218
	6/11/2008						2,883	$2,595

Chris A. McFadden	7/22/2010						7,500	$6,750

Mark A. Ricca	7/22/2010						7,500	$6,750

John Spencer	7/22/2010						5,000	$4,500
 ______________________

(1)	All awards vest 20% per year, starting on first anniversary of grant date.

(2)	Unvested shares value is based on Carver's stock price at close of business on March 31, 2011 of $0.90.

Nonqualified Deferred Compensation Plans

The Company did not have any non-qualified deferred compensation plans in the fiscal year ended March 31, 2011.

Benefit Plans

Performance Compensation Plan. Carver Bancorp, Inc. maintains a Performance Compensation Plan which is a cash based incentive plan that provided certain officers and employees of Carver an incentive cash award that is credited to a memorandum account maintained by Carver for the benefit of such persons. The awards granted vest over a five year period on the specified vesting dates, and under the terms of the Performance Compensation Plan are subject to accelerated vesting in connection with a change in control, or by reason of the death or disability of the participant. Upon the vesting of an award or a percentage of an award, the vested amount is distributed to the participant as soon as practicable, but in no event later than the 15th day of the third month following the end of the plan year. In the event of the participant's termination due to death, disability or a change in control, the Performance Compensation Plan provides that the participant's vested account balance will be paid within 30 days following the termination of the employee's employment. No awards have been made under the Performance Compensation Plan subsequent to the date that Carver entered into the TARP CPP with the United States Treasury.
Pension Plan. The Carver Federal Savings Bank Retirement Income Plan is a noncontributory, tax-qualified defined benefit plan (the “Pension Plan”). The Pension Plan was amended such that future benefit accruals ceased as of December 31, 2000. Since that date, no new participants were eligible to enter into the Pension Plan and participants as of such date have not been credited with additional years of service or increased compensation. Active employees with at least one year of service on December 31, 2000 are eligible to receive a benefit under the Plan should the Plan be terminated. The amount of the benefit will be calculated based on age, credited years of service and pay at the time the plan was frozen. Employees with more than five years of service on December 31, 2000 who reach retirement age before the Plan is terminated are eligible for a benefit calculated based on the Plan's definitions of earnings and eligibility. Ms. Wright is the only Named Executive Officer in the plan. The present value of Ms. Wright's accumulated benefit in the plan is $32,557.

401(k) Savings Plan. The Company maintains a 401(k) Savings Plan (“401(k) Plan”) with a profit sharing feature for all eligible employees of the Company. The Company matched contributions to the 401(k) Plan equal to 100% of pre-tax contributions made by each employee up to a maximum of 4% of their pay, subject to IRS limitations. All such matching contributions are fully vested and non-forfeitable at all times regardless of the years of service with the Bank. To be eligible for the matching contribution, the employee must be 21 years of age and have completed at least three months of service. Effective January 1, 2011, the Company suspended matching contributions. Under the profit-sharing feature, if the Bank achieves a minimum of 70% of its fiscal year performance goal, the Compensation Committee may authorize an a non-elective contribution to the 401(k) Plan on behalf of each eligible employee of up to 2% of the employee's annual pay, subject to IRS limitations. This non-elective contribution, if made, is awarded regardless of whether the employee makes voluntary contributions to the 401(k) Plan. Non-elective Company contributions vest 20% each year for the first five years of employment and are fully vested thereafter. To be eligible for the non-elective company contribution, the employee must be 21 years of age, have completed at least one year of service and be employed on the last day of the plan year, currently December 31, or have terminated employment for death, disability or retirement. The Company did not award a non-elective contribution for the 401(k) Plan year that ended December 31, 2010.
Employee Stock Ownership Plan. Effective upon conversion to a publicly traded company, an Employee Stock Ownership Plan (“ESOP”) was established for all eligible employees. The ESOP used proceeds from a term loan obtained from a third-party institution to purchase shares of Carver's common stock in the initial public offering to pledge as collateral for the loan. In June 2004, the loan was paid off and the Bank continued to make discretionary contributions to the ESOP by purchasing shares in the open market. This was in accordance with Carver's common stock repurchase program where shares are held in a suspense account for future allocation among the participants based on compensation, as described by the Plan, in the year of allocation. In May 2006, the Compensation Committee approved management's recommendation and voted to freeze the ESOP. Discretionary contributions ceased and no new participants were eligible to enter the ESOP after December 31, 2006. Between April 14, 2011 and May 17, 2011,

GreatBank Trust Company, the ESOP trustee, acting on its own accord, sold all of the Carver shares held by the ESOP. As of the record date, the ESOP held no further shares of Carver common stock. Carver has amended the ESOP to eliminate the unnecessary ESOP provisions and intends to merge the ESOP into the Carver 401(k) Plan, with an expected merger date of October 1, 2011. Once the ESOP is merged into the 401(k) Plan, participants who wish can use their ESOP account balance to purchase Carver common stock in the 401(k) Plan.

Employment and Other Agreements with Executive Officers

Notwithstanding their employment and letter agreements as summarized below, the Company's senior executive officers have agreed in writing to certain restrictions on compensation under the TARP program and under the Cease and Desist Order issued by the regulators on February 7, 2011, the Company is prohibited from paying severance resulting from termination for any reason, except for payments for services performed or benefits accrued.

Employment Agreements

As of June 1, 1999, both Carver and Carver Federal entered into employment agreements to secure the services of Deborah C. Wright as President and CEO. The employment agreements are intended to set forth the aggregate compensation and benefits payable to Ms. Wright for all services rendered to them and any of their subsidiaries. Both employment agreements provided for an initial term of three years beginning June 1, 1999 and, pursuant to the terms of the employment agreements, each year thereafter have been extended an additional year following a review of Ms. Wright's performance by the Compensation Committee and the Board of Directors.

In addition, the employment agreements provide for an annual incentive payment based on the achievement of certain performance goals, future grant of stock awards, a supplemental retirement benefit, additional life insurance protection and participation in the various employee benefit plans maintained by Carver and Carver Federal from time to time. The agreements also provide customary corporate indemnification and errors and omissions insurance coverage throughout the term of the agreements and for six years thereafter.

Carver may terminate Ms. Wright's employment at any time for cause as defined in the employment agreements. In the event that Carver terminates Ms. Wright's employment for reasons other than for cause, she would be entitled to a severance benefit equal in value to the cash compensation, retirement and other fringe benefits she would have earned had she remained employed for the remaining term of the agreements. The same severance benefits would be available if Ms. Wright resigns during the term of the employment agreements following a loss of title, office or membership on the Board; a material reduction in her duties, functions or responsibilities; involuntary relocation of her principal place of employment by over 30 miles from its location as of June 1, 1999, other material breaches of contract by Carver that are not cured within 30 days; or, in certain circumstances, a change in control. In the event of a change in control, the remaining term of Ms. Wright's agreement with Carver at any point in time will be three years unless written notice of non-renewal is given by the Board or Ms. Wright.

A portion of the severance benefits payable to Ms. Wright under her employment agreements in the event of a change in control might constitute “excess parachute payments” under current federal tax laws. Federal tax laws impose a 20% excise tax, payable by the executive, on excess parachute payments. In the event that any amounts paid to Ms. Wright following a change of control would constitute “excess parachute payment,” Ms. Wright's employment agreement with Carver provides that she will be indemnified for any excise taxes imposed due to such excess parachute payments, and any additional income and employment taxes imposed as a result of such indemnification of excise taxes. Any excess parachute payments and indemnification amounts paid will not be deductible compensation expenses for the Company.

Letter Agreements

The Company entered into letter employment agreements with Ms. McFadden and Messrs Spencer and Ricca. Generally, each letter employment agreement provides for “at-will” employment and compensation in the form of base salary and benefits based on length of service and in certain instances, a one-time payment.

Change in Control Arrangements

In the event of a change in control, pursuant to her employment agreement, Ms. Wright is eligible for three years of base salary and benefits continuation. Pursuant to their letter agreements, as of March 31, 2011, Ms. McFadden and Messrs Ricca and Spencer are eligible for 39 weeks of base salary and benefits continuation (Ms. McFadden has subsequently left the Company and her letter agreement is no longer in effect). Notwithstanding their change in control arrangements, Carver's senior executive officers have agreed in writing to accept the ARRA standards discussed earlier in this document. Under ARRA, during the period in which the Treasury holds an equity position in Carver, Carver is prohibited from paying severance resulting from termination for any reason, except for payments for services performed or benefits accrued.
Recent Legislation and Its Impact on Executive Compensation

On January 16, 2009, the Company completed a financing transaction with the United States Treasury under the TARP. The Company is therefore subject to these restrictions, and would be unable to make any of the payments described above under the caption “Potential Payments Upon Termination or Change in Control.” To comply with these restrictions, Ms. Wright, Ms. McFadden, Mr. Ricca and Mr. Spencer have signed agreements waiving their respective rights to severance payments for so long as the Company is legally prohibited from making such payments. Pursuant to the Exchange Agreement, Ms. Wright, Mr. Ricca, Mr. Spencer and certain other officers of Carver will sign similar agreements.

Under ARRA, all institutions that have received government investments under the TARP are required to comply with new executive compensation restrictions. Among other things, these restrictions prohibit the payment of severance to Carver's senior executive officers upon their departure from the institution for any reason. In addition, for institutions like Carver that have received less than $25 million under the TARP, the institution's highest paid executive officer may not receive a cash bonus, but may receive a bonus in the form of restricted stock provided that (i) the restricted stock does not vest until the Treasury's investment is redeemed, and (ii) the value of the restricted stock does not exceed one-third of the officer's annual compensation. These restrictions remain in place for so long as the government's investment in the institution is outstanding.
In February 2010, the U.S. Treasury announced the creation of the TARP Community Development Capital Initiative (“CDCI”), in recognition of the unique role of Community Development Financial Institutions (“CDFI's”) as lenders in disadvantaged communities. Carver, as a CDFI, applied to participate in the CDCI program. On August 27, 2010, Carver completed an exchange of TARP CCP capital for CDCI capital. All restrictions on executive compensation that applied under TARP CPP remain in force under the CDCI program. On June 29, 2011, Carver entered into an Exchange Agreement with the U.S. Treasury pursuant to which the U.S. Treasury agreed to exchange 18,980 shares of Series B Preferred Stock that it holds for 34,819,299 shares of common stock (2,321,287 shares if Proposal Four is approved). Pursuant to the Exchange Agreement, all restrictions on executive compensation that applied under TARP CPP and the CDCI program will continue to apply so long as the U.S. Treasury holds any of Carver's securities.
Director Compensation

The Chairman of the Board of Directors is currently the Chief Executive Officer and does not receive any additional compensation for serving as the Board Chairman. The Company's outside directors are paid an annual cash retainer of $10,000 to serve as a Director of both Carver and Carver Federal and receive a meeting fee of $600 for Board Meetings attended and $700 per Executive Committee meeting attended. The chairs of the Asset Liability and Interest Rate Risk Committee (“ALCO”) and Audit committees receive an annual retainer of $7,500 and $5,000, respectively, and a meeting fee of $650. The chairs of the remaining committees receive an annual retainer of $1,500 and all committee members including the chairs thereof receive $475 per committee meeting attended. Upon shareholder approval of new directors, the Compensation Committee may approve a grant of 1,000 shares of restricted stock and 1,000 stock options, which vest pursuant to the Company's incentive plan in effect at the time of the grant.

In 2010, after a competitive study of Non-Employee Director Compensation conducted by Pearl Meyer & Partners, the Compensation Committee voted to grant annual restricted stock awards in the amount of $5,000 to each Non-Employee director at subsequent annual meetings. All other compensation elements would remain the unchanged.

The following table sets forth information regarding compensation earned by the non-employee directors of the Company during the fiscal year ended March 31, 2011.
DIRECTOR COMPENSATION AT FISCAL YEAR END 2011

Name	Fees Earned or Paid In Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change In Pension Value And Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Carol Baldwin Moody(1)	$12,617	—	—	—	—	—	$12,617
Dr. Samuel Daniel	$26,300	—	—	—	—	—	$26,300
Robert Holland, Jr.	$26,550	—	—	—	—	—	$26,550
Pazel G. Jackson Jr.	$41,150	—	—	—	—	—	$41,150
Robert Tarter	$36,525	—	—	—	—	—	$36,525
Colbert Narcisse (2)(3)	$16,883	$6,500	2,690	—	—	—	$26,073
Susan Tohbe (2)	$20,517	$6,500	2,690	—	—	—	$29,707
Janet Rollé (2)	$14,992	$6,500	2,690	—	—	—	$24,182

(1) Ms. Baldwin Moody resigned from the Board of Directors effective August 12, 2010.
(2) New directors are granted 1,000 shares of restricted stock and 1,000 options upon appointment to the board of directors. Directors Narcisse, Tohbe and Rolle were appointed to the board of directors in July 2010 and were granted 1.000 shares of restricted stock and 1.000 stock options at the meeting of the Board of Directors on August 12, 2010. The grant date fair market value of the restricted shares is based on a share price of $6.50 on August 12, 2010. The aggregate grant date fair value of the stock options are based on their Black-Scholes value, based on the assumptions set forth in Note 13 to the Financial Statements set forth in Carver's Form 10-K for the fiscal year ended March 31, 2011 and calculated under FASB ASC Topic 718.
(3) Mr. Narcisse resigned from the Board of Directors effective February 18, 2011.

Impact of Accounting and Tax on the Form of Compensation

The Compensation Committee and the Company consider the accounting and tax (individual and corporate) consequences of the compensation plans prior to making changes to the plans. The Compensation Committee has considered the impact of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 (formerly SFAS No. 123(R), on the Company's use of equity incentives as a key retention tool.

As part of its role, the Compensation Committee also reviews and considers sections of the Internal Revenue Code (“IRC”), including but not limited to, Golden Parachutes Under IRC Section 280(g) and the deductibility of executive compensation under Section 162(m) which limits deduction of compensation paid to Named Executive Officers to $1,000,000 unless the compensation is “performance-based.” This applies to base salary, all cash incentive plans and equity grants other than stock options. During fiscal 2011, no employee received taxable compensation in excess of $1,000,000 and therefore, deductibility of compensation was not limited by these sections of the IRC.

Option Granting Practices

The timing of the Company's option grants has historically been and continues to be determined upon appointment to the Board, upon hire, or in conjunction with incentive grants after the Company's fiscal year end and approved by the Compensation Committee. In fiscal 2011, options were granted to directors appointed to the Board in fiscal 2011. No options were granted to Named Executive Officers. When granted, however, grants vest pursuant to the Company's incentive plan in effect at the time of the grant.

Ownership Guidelines

The Company regularly reviews the ownership levels of its directors and officers and has not established minimum stock ownership guidelines as the Company's directors and the Named Executive Officers collectively own a significant amount of Company Stock.

Conclusion

The Compensation Committee retains the discretion to decrease all forms of incentive payouts based on significant individual or Company performance shortfalls. Likewise, the Committee retains the discretion to increase payouts and/or consider special awards for significant achievements, including but not limited to superior asset management, investment or strategic accomplishment and/or consummation of beneficial acquisitions.

Overall, the level and mix of compensation that is finally decided upon is considered within the context of both the objective data from Carver's competitive assessment of compensation and performance, as well as discussion of the subjective factors as outlined above. The Compensation Committee believes that each executive's compensation is within the competitive range of practices when compared to the objective comparative data and reasonable given Company and individual performance.

Securities Authorized for Issuance Under Equity Compensation Plans
The following table sets forth information about the shares of Voting Stock authorized by Carver for issuance under equity compensation plans as of March 31, 2011.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	153,665	$14.36	209,084
Equity compensation plans not approved by security holders	—	—	—
Total	153,665	$14.36	209,084

The Company’s Stock Incentive Plans do not provide for re-pricing of stock options, which is the cancellation of shares in consideration of the exchange for other stock options to be issued at a lower price, and the Company has not acted to re-price stock options.

ADDITIONAL INFORMATION
Date for Submission of Stockholder Proposals

In accordance with SEC rules and Carver's Bylaws, any stockholder wishing to have a proposal considered for inclusion in Carver's proxy statement and proxy card relating to the annual meeting of stockholders to be held in the fiscal year ending March 31, 2013, must, in addition to other applicable requirements, set forth such proposal in writing and file it with the Secretary of Carver within a reasonable time before Carver begins to print and mail its proxy materials.
Notice of Business to be Conducted at Annual Meeting

Carver's Bylaws provide an advance notice procedure for a stockholder to properly bring business before an annual meeting or to nominate any person for election to Carver's Board of Directors. The stockholder must be a stockholder of record and have given timely notice thereof in writing to the Secretary of Carver. To be timely, a stockholder's notice must be delivered to or received by the Secretary not later than the following dates: (1) with respect to an annual meeting of stockholders, 60 days in advance of such meeting, if such meeting is to be held on a day which is within 30 days preceding the anniversary of the previous fiscal year's annual meeting, or 90 days in advance of such meeting if such meeting is to be held on or after the anniversary of the previous fiscal year's annual meeting; and (2) with respect to an annual meeting of stockholders held at a time other than within the time periods set forth in the immediately preceding clause, the close of business on the 10th day following the date on which notice of such meeting is first given to stockholders. Notice shall be deemed to be first given to stockholders when disclosure of such date of the meeting of stockholders is first made in a press release reported to Dow Jones News Services, Associated Press or comparable national news service, or in a document publicly filed by Carver with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act. A stockholder's notice to the Secretary of Carver shall set forth such information as required by the Bylaws of Carver. Nothing in this paragraph shall be deemed to require Carver to include in its proxy statement and proxy card relating to an annual meeting any stockholder proposal or nomination that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal or nomination is received. See “Date for Submission of Stockholder Proposals.”
Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, Carver expects that a number of brokers with account holders who are our stockholders will be “householding” its proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. Stockholders who currently receive multiple copies of the proxy statement and annual report at their address and would like to request “householding” of their communications should contact their broker. In addition, Carver will promptly deliver, upon written or oral request to its address or telephone number below, a separate copy of the proxy materials and annual report to a stockholder at a shared address to which a single copy of the documents was delivered. Direct your written request to Carver at Carver Bancorp Inc., 75 West 125th Street, New York, New York 10027; Attention: Secretary, or contact us at (718) 230-2900.
Other Matters
As of the date of this proxy statement, the Board of Directors does not know of any other matters to be brought before the stockholders at the Annual Meeting. If, however, any other matters not now known are properly brought before the Annual Meeting, the persons named in the accompanying proxy card will vote the shares represented by all properly executed proxies on such matters using their best judgment.

Annual Report to Stockholders

A copy of the Annual Report to Stockholders for the fiscal year ended March 31, 2011 (“2011 Annual Report”), containing financial statements as of March 31, 2011 and March 31, 2010 and for each of the years in the three-year period ended March 31, 2011, prepared in conformity with generally accepted accounting principles, accompanies this proxy statement. The consolidated financial statements have been audited by KPMG LLP whose report thereon is included in the 2011 Annual Report.

The 2011 Annual Report includes a copy of Carver's annual report on Form 10-K for the fiscal year ended March 31, 2011 filed with the SEC. Stockholders may obtain, free of charge, a copy of such annual report (excluding exhibits) by writing to Sonya L. Crosswell, Vice President, Corporate Secretary and Assistant General Counsel, Carver Bancorp, Inc., 75 West 125th Street, New York, New York 10027, or by telephoning (718) 230-2900. The annual report on Form 10-K for fiscal year 2011 is also available on Carver's website at www.carverbank.com and on the SEC website at www.sec.gov.

By Order of the Board of Directors,

/s/ Sonya L. Crosswell
Sonya L. Crosswell Vice President, Corporate Secretary and Assistant General Counsel
New York, New York
September 15, 2011
To Assure That Your Shares Are Represented at the Annual Meeting,
Please Sign, Date, and Promptly Return the Accompanying
Proxy Card in the Enclosed Postage-Paid Envelope or Use
Telephone Voting as Described in the Proxy Statement

CARVER BANCORP, INC.	REVOCABLE PROXY
75 WEST 125TH STREET
NEW YORK, NEW YORK 10027

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CARVER BANCORP, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON TUESDAY, OCTOBER 25, 2011

The undersigned stockholder of Carver Bancorp, Inc. hereby appoints Dr. Samuel J. Daniel and Robert R. Tarter or either one of them, with full powers of substitution, to represent and to vote as proxy, as designated, all shares of the common stock of Carver Bancorp, Inc. held of record by the undersigned on September 6, 2011 at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 10:00 a.m. on October 25, 2011 or at any adjournment or postponement thereof. The undersigned hereby revokes all prior proxies.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF PROPERLY SIGNED, BUT NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED IN ITEM 1 AND “FOR” THE PROPOSALS LISTED IN ITEMS 2 AND 3. THE APPOINTED PROXIES WILL NOT HAVE DISCRETIONARY AUTHORITY TO CAST A VOTE WITH RESPECT TO THE PROPOSALS IN ITEMS 4 THROUGH 10. If any other matters properly come before the Annual Meeting, the persons designated in this proxy card will vote the shares represented by all properly executed proxies on such matters using their best judgment. As of the date of the proxy statement, Carver Bancorp, Inc.'s management is not aware of any other such business.

PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE OR VOTE BY TELEPHONE OR INTERNET USING THE INSTRUCTIONS GIVEN ON THE REVERSE SIDE OF THIS PROXY.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES IN ITEM 1 AND “FOR” THE PROPOSALS IN ITEM 2 THROUGH ITEM 10.

1	Election of Directors to a Three Year Term.		FOR all Nominees		WITHHOLD for all Nominees
	Nominees:	01) Mr. Robert Holland, Jr.	☐		☐
02) Ms. Janet L. Rollé
	INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED.		Withheld: __________________________________________________________
2	Ratification of the appointment of KPMG LLP as independent auditors for the fiscal year ending March 31, 2012.		FOR ☐	AGAINST ☐	ABSTAIN ☐

3	Non-binding shareholder vote to approve the compensation of named executive officers.	FOR ☐	AGAINST ☐	ABSTAIN ☐
4
Approve an amendment to the Certificate of Incorporation to effect a reverse stock split pursuant to which each 15 shares of Carver's outstanding common stock will be converted into one share of common stock in the manner described in the proxy statement.
		FOR ☐	AGAINST ☐	ABSTAIN ☐
5
Approve an amendment to the Certificate of Incorporation to increase the number of shares of authorized common stock from 10,000,000 to 150,000,000 (if Proposal 4 is approved, the amendment set forth in Proposal 5 will not be effected, even if Proposal 5 is approved).

		FOR ☐	AGAINST ☐	ABSTAIN ☐
6
Approve the conversion of the 55,000 shares of Series C Preferred Stock into 18,154,526 shares of common stock (or into 1,210,302 shares of common stock if Proposal 4 is approved) and 45,104 Series D Preferred Stock.

		FOR ☐	AGAINST ☐	ABSTAIN ☐
7	Approve the issuance of up to 45,104 shares of Series D Preferred Stock.	FOR ☐	AGAINST ☐	ABSTAIN ☐
8
Approve the subsequent conversion of up to 45,104 shares of Series D Preferred Stock into up to 82,744,450 shares of common stock in the event of certain transfers (or into 5,516,297 shares of common stock if Proposal 4 is approved).

		FOR ☐	AGAINST ☐	ABSTAIN ☐
9
Approve the exchange of 18,980 shares of Series B Preferred Stock held by the United States Department of the Treasury for 34,819,299 shares of common stock (or for 2,321,287 shares of common stock if Proposal 4 is approved).

		FOR ☐	AGAINST ☐	ABSTAIN ☐
10
Approve an amendment to the Certificate of Incorporation that will permit the United States Department of the Treasury to vote shares of common stock in excess of 10% of Carver's outstanding common stock.

		FOR ☐	AGAINST ☐	ABSTAIN ☐

I WILL ATTEND THE ANNUAL MEEETING ☐

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement for the Annual Meeting.
Please sign exactly as your name appears on this proxy. Joint Owners should each sign personally. If signing as attorney, executor, administrator, trustee or guardian, please include your full title. Corporate or partnership proxies should be signed by an authorized officer.

Signature(s) _____________________________ _____________________________	Date:____________________________

PROXY VOTING INSTRUCTIONS

INTERNET - Access www.voteproxy.com and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-800-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL- Sign, date and mail your proxy card in the envelope provided.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILTIY OF PROXY MATERIAL: The notice of meeting, proxy statement and proxy card are available at www.carverbank.com/proxy.